Filed Pursuant to Rule 424(b)(2)
Registration No. 333-182041

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 11, 2012

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 11, 2012)

$•

Astoria Financial Corporation

•% Senior Notes due 2017

Astoria Financial Corporation is offering $•   in aggregate principal amount of •% Senior Notes due 2017. We will pay interest on the notes on • and • of each year, commencing on •. The notes will mature on •, 2017.

The notes will be unsecured obligations of ours and will rank equally with all our existing and future unsecured indebtedness and senior in right of payment to any of our existing or future obligations that are by their terms expressly subordinated or junior in right of payment to the notes. The notes will be obligations of Astoria Financial Corporation only and will not be obligations of, and will not be guaranteed by, any of our subsidiaries.

Because we are a holding company, our cash flows and consequent ability to service our obligations, including our debt securities, are dependent on distributions and other payments of earnings to us by our subsidiaries, and funds raised from borrowings or in the capital markets. Accordingly, our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of our subsidiaries’ creditors.

We may, at our option, at any time on or after the date that is 30 days prior to the maturity date, redeem some or all of the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to the date of redemption as described in “Description of Notes — Optional Redemption.” The notes will not be subject to repayment at the option of the holder at any time prior to maturity and will not be entitled to any sinking fund.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The notes will be issued only in fully registered book-entry form without coupons and in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will not be deposits or other obligations of a depository institution and will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Investing in the notes involves risk. See “Risk Factors” beginning on page S-6 of this prospectus supplement to read about factors you should consider before investing in the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price(1)	•%	$	•
Underwriting discount	•%	$	•
Proceeds, before expenses, to Astoria Financial Corporation(1)	•%	$	•

(1)	Plus accrued interest, if any, from June • , 2012.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on June •  , 2012. Beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company and its participants.

Joint Book-Running Managers

Jefferies	Sandler O’Neill + Partners, L.P.

Co-Managers

Barclays	Evercore Partners	RBC Capital Markets

The date of this prospectus supplement is June •  , 2012.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompany prospectus, together with additional information described below under the heading “Where You Can Find More Information.”

As used in this prospectus supplement, “Astoria Financial,” “AFC,” “the Company,” “we,” “us,” and “our” refer to Astoria Financial Corporation. Such references do not refer to any subsidiary of Astoria Financial Corporation unless the context indicates otherwise.

Unless otherwise indicated, currency amounts in this prospectus supplement are stated in U.S. dollars.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

You should not consider any information in this prospectus supplement or the accompany prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the notes. We are not making any representation to you regarding the legality of an investment in the notes by you under applicable investment or similar laws.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus supplement and in the documents referred to in this prospectus supplement and which are made available to the public. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

You should read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, referred to as the SEC. You may read and copy these materials at prescribed rates at the SEC’s Public Reference Room located at 100 F Street, N.E. Washington, D.C. 20549. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov. To receive copies of public records not posted to the SEC’s web site at prescribed rates, you may complete an online form at http://www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information.

Our Internet address is www.astoriafederal.com. We make available on our website, free of charge, access to our periodic and current reports, proxy statements and other information we file with the SEC and amendments thereto as soon as reasonably practicable after we file such material with, or furnish such material to, the SEC, as applicable. Unless specifically incorporated by reference, the information on our website is not part of this prospectus supplement.

In addition, our common stock is currently traded on the New York Stock Exchange, referred to as the NYSE, under the trading symbol “AF” and you may inspect information about the Company by visiting the NYSE website at http://www.nyse.com.

The SEC allows us to “incorporate by reference” certain information into this prospectus supplement, which means that we can disclose important information to you by referring to documents that we have filed, or will file, with the SEC. The information incorporated by reference contains information about us and our financial condition and performance and is an important part of this prospectus. We incorporate by reference the following documents filed with the SEC (other than information that pursuant to SEC rules is deemed not to be filed):

•	Our Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 001-11967);
•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 (File No. 001-11967);
•	Our Current Reports on Form 8-K filed on the following dates: January 12, 2012; January 26, 2012 (only with respect to Item 8.01); January 30, 2012; February 6, 2012; February 16, 2012; February 21, 2012; March 8, 2012; March 21, 2012; March 22, 2012; March 23, 2012; April 19, 2012 (only with respect to Item 8.01); and May 17, 2012 (File No. 001-11967); and
•	Our Current Report on Form 8-K/A filed on April 20, 2012 (File No. 001-11967).

In addition, all future filings that we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, after the filing of this prospectus supplement and prior to the termination of the offering, are incorporated by reference into this prospectus supplement (other than information that pursuant to SEC rules is deemed not to be filed). Any statement contained in a document incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that any statement contained in this prospectus supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes the statement. Any statement modified or superseded in this way will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

S-iii

You may request a copy of any or all of the documents that have been incorporated by reference in this prospectus supplement, except the exhibits to such documents, unless the exhibits have been specifically incorporated by reference, at no cost by writing to or telephoning us at the following address:

Astoria Financial Corporation
Investor Relations Department
One Astoria Federal Plaza
Lake Success, New York 11042
(516) 327-7869

We have also filed a registration statement (No. 333-182041) with the SEC relating to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the notes. The registration statement may contain additional information that may be important to you.

S-iv

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, referred to as the Securities Act, and Section 21E of the Exchange Act. These statements may be identified by the use of the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following:

•	the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control;
•	there may be increases in competitive pressure among financial institutions or from non-financial institutions;
•	changes in the interest rate environment may reduce interest margins or affect the value of our investments;
•	changes in deposit flows, loan demand or real estate values may adversely affect our business;
•	changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently;
•	general economic conditions, either nationally or locally in some or all areas in which we do business, or conditions in the real estate or securities markets or the banking industry may be less favorable than we currently anticipate;
•	legislative or regulatory changes, including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, referred to as the Reform Act, and any actions regarding foreclosures, may adversely affect our business;
•	transition of our regulatory supervisor from the Office of Thrift Supervision to the Office of the Comptroller of the Currency, referred to as the OCC;
•	effects of changes in existing U.S. government or government-sponsored mortgage programs;
•	technological changes may be more difficult or expensive than we anticipate;
•	success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or
•	litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may be determined adverse to us or may delay the occurrence or non-occurrence of events longer than we anticipate.

Our actual results could vary materially from the future results covered in our forward-looking statements. The statements in the “Risk Factors” section of this prospectus supplement are cautionary statements indentifying important factors, including certain risks and uncertainties, that could cause our results to vary materially from the future results covered in such forward looking statements. Other factors, such as the general state of the U.S. economy, could also cause actual results to vary materially from the future results covered in such forward-looking statements.

You should refer to our periodic and current reports filed with the SEC (and incorporated by reference herein), including our most recent Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2102, for further information on other

S-v

factors that could cause actual results to be significantly different from those expressed or implied by the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by the federal securities laws. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement or in the incorporated documents might not occur, and you should not put undue reliance on any forward-looking statements.

S-vi

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and does not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in the notes. You should pay special attention to the “Risk Factors” section of this prospectus supplement to determine whether an investment in the notes is appropriate for you.

Astoria Financial Corporation

We are a Delaware corporation organized in 1993 as the unitary savings and loan association holding company of Astoria Federal Savings and Loan Association and its consolidated subsidiaries, referred to as Astoria Federal. We are headquartered in Lake Success, New York and our principal business is the operation of our wholly owned subsidiary, Astoria Federal. Astoria Federal’s primary business is attracting retail deposits from the general public and investing those deposits, together with funds generated from operations, principal repayments on loans and securities and borrowings, primarily in one-to-four family mortgage loans, multi-family mortgage loans, commercial real estate loans and mortgage-backed securities. To a lesser degree, Astoria Federal also invests in consumer and other loans, U.S. government, government agency and government-sponsored enterprise securities and other investments permitted by federal banking laws and regulations. At March 31, 2012, we had $17.11 billion of assets, including loans receivable, net of $13.23 billion, $11.11 billion of deposits and $1.27 billion of stockholders’ equity.

In addition to Astoria Federal, Astoria Financial has two other subsidiaries, AF Insurance Agency, Inc., referred to as AF Insurance, and Astoria Capital Trust I. AF Insurance is a licensed life insurance agency. Through contractual agreements with various third parties, AF Insurance makes insurance products available primarily to the customers of Astoria Federal. AF Insurance is a wholly-owned subsidiary which is consolidated with Astoria Financial for financial reporting purposes. Our other subsidiary, Astoria Capital Trust I, is not consolidated with Astoria Financial for financial reporting purposes. Astoria Capital Trust I was formed in 1999 for the purpose of issuing $125.0 million aggregate liquidation amount of 9.75% Capital Securities due November 1, 2029, referred to as the capital securities, and $3.9 million of common securities (which are the only voting securities of Astoria Capital Trust I), which are 100% owned by Astoria Financial, and using the proceeds to acquire Junior Subordinated Debentures issued by Astoria Financial. Astoria Financial has fully and unconditionally guaranteed the capital securities along with all obligations of Astoria Capital Trust I under the trust agreement relating to the capital securities.

At March 31, 2012, our tangible capital ratio, which represents stockholders’ equity less goodwill divided by total assets less goodwill, was 6.41%. At March 31, 2012, Astoria Federal’s capital levels exceeded all of its regulatory capital requirements with a tangible capital ratio of 8.75%, leverage capital ratio of 8.75% and total risk-based capital ratio of 16.19%. Astoria Federal’s Tier 1 risk-based capital ratio was 14.92% at March 31, 2012. As of March 31, 2012, Astoria Federal continues to be a well capitalized institution for all bank regulatory purposes.

Our principal executive offices are located at One Astoria Federal Plaza, Lake Success, New York 11042. Our telephone number is (516) 327-3000.

Risk Factors

An investment in the notes involves certain risks. You should carefully consider the risks described under “Risk Factors” beginning on page S-6 of this prospectus supplement and in the “Risk Factors” section included in our Annual Report on Form 10-K for the year ended December 31, 2011 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, as well as other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto, before making an investment decision.

Summary of the Offering

The following summary contains basic information about the notes and the offering and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, you should read the section of this prospectus supplement entitled “Description of the Notes.”

Issuer
Astoria Financial Corporation
Securities Offered
$• aggregate principal amount of •% Senior Notes due 2017.
Maturity Date
•, 2017.
Interest Rate
•% per annum, computed on the basis of a 360-day year of twelve 30-day months, from •, 2012.
Interest Payment Dates
• and • of each year, commencing •, 2012.
Price to Public
•% of the principal amount, plus accrued interest, if any, from June •, 2012.
Form
The notes will be evidenced by global notes deposited with the trustee for the notes, as custodian for The Depository Trust Company, referred to as DTC. Beneficial interests in the global notes will be shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. See “Book Entry, Delivery and Form of Notes” in this prospectus supplement.
Denominations
We will issue the notes only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Payment of Principal and Interest
Principal and interest on the notes will be payable in U.S. dollars or other legal tender, coin or currency of the United States of America.
Ranking
The notes will be senior unsecured indebtedness of Astoria Financial, will rank equally with our other senior unsecured indebtedness and will be effectively subordinated to our secured indebtedness and structurally subordinated to the indebtedness of our subsidiaries. As of March 31, 2012, we had $3.96 billion of outstanding secured debt. At March 31, 2012, our subsidiaries’ direct borrowings and deposit liabilities totaled approximately $15.07 billion.
Future Issuances
We may, from time to time, without notice to or consent of the holders, increase the aggregate principal amount of the notes outstanding by issuing additional notes in the future with the same terms as the notes, except for the issue date and offering price, and such additional notes shall be consolidated with the notes issued in this offering and form a single series.
Use of Proceeds
We expect to receive net proceeds from this offering of approximately $•, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds to repay our 5.75% Senior Notes due 2012 and for general corporate purposes. See “Use of Proceeds” in this prospectus supplement.

Redemption/Repayment
We may, at our option, at any time on or after the date that is 30 days prior to the maturity date, redeem some or all of the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to the date of redemption as described in “Description of Notes — Optional Redemption.” The notes will not be entitled to the benefit of any sinking fund. The notes will not be subject to repayment at the option of the holder at any time prior to maturity.
Default
The notes will contain events of default, the occurrence of which may result in the acceleration of our obligations under the notes prior to maturity upon notice by holders of at least 25% of the aggregate principal amount of the outstanding notes. See “Description of Notes — Events of Default; Waiver” in this prospectus supplement.
Certain Covenants
We will issue the notes under an indenture, referred to as the Indenture, to be dated as of the issuance date between us and Wilmington Trust, National Association. The Indenture contains covenants that limit: (i) our and Astoria Federal’s ability to sell our otherwise dispose of certain equity securities of Astoria Federal; (ii) Astoria Federal’s ability to issue certain equity securities; (iii) Astoria Federal’s ability to merge or consolidate, or lease, sell, assign or transfer all or substantially all of its assets; and (iv) our and Astoria Federal’s ability to incur debt secured by certain equity securities of Astoria Federal. These covenants are subject to a number of important exceptions, qualifications and limitations. See “Description of Notes — Certain Covenants” in this prospectus supplement.
Listing
The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.
Trustee
Wilmington Trust, National Association.

Summary Selected Consolidated Historical Financial Information

The following selected consolidated financial information for us:

•	as of March 31, 2012 and 2011 and for the three months ended March 31, 2012 and 2011, is derived from our unaudited consolidated financial statements and related notes incorporated by reference herein;
•	as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009, is derived from our audited consolidated financial statements and related notes incorporated by reference herein; and
•	as of December 31, 2009, 2008 and 2007 and for the years ended December 31, 2008 and 2007, is derived from our audited consolidated financial statements and related notes, none of which are incorporated by reference herein.

The selected operating data presented below for the three months ended March 31, 2012 and 2011 are not necessarily indicative of a full year’s operations. This information should be read in conjunction with our consolidated financial statements and the related notes thereto and other detailed information in our Annual Report on Form 10-K for the year ended December 31, 2011.

	At March 31, 2012	At December 31,
(In Thousands)		2011	2010	2009	2008	2007
Selected Financial Data:
Total assets	$17,111,678	$17,022,055	$18,089,269	$20,252,179	$21,982,111	$21,719,368
Repurchase agreements	—	—	51,540	40,030	24,060	24,218
Securities available-for-sale	308,632	344,187	561,953	860,694	1,390,440	1,313,306
Securities held-to-maturity	2,205,870	2,130,804	2,003,784	2,317,885	2,646,862	3,057,544
Loans receivable, net	13,230,748	13,117,419	14,021,548	15,586,673	16,593,415	16,076,068
Deposits	11,112,648	11,245,614	11,599,000	12,812,238	13,479,924	13,049,438
Borrowings, net	4,333,666	4,121,573	4,869,204	5,877,834	6,965,274	7,184,658
Stockholders’ equity	1,270,341	1,251,198	1,241,780	1,208,614	1,181,769	1,211,344

	For the Three Months Ended March 31,		For the Year Ended December 31,
(In Thousands, Except Per Share Data)	2012	2011	2011	2010	2009	2008	2007
Selected Operating Data:
Interest income	$157,779	$186,508	$695,248	$855,299	$997,541	$1,089,711	$1,105,322
Interest expense	69,583	84,979	319,822	421,732	568,772	694,327	771,794
Net interest income	88,196	101,529	375,426	433,567	428,769	395,384	333,528
Provision for loan losses	10,000	7,000	37,000	115,000	200,000	69,000	2,500
Net interest income after provision for loan losses	78,196	94,529	338,426	318,567	228,769	326,384	331,028
Non-interest income	19,567	18,043	68,915	81,188	79,801	11,180	75,790
General and administrative expense	82,201	69,619	301,417	284,918	270,056	233,260	231,273
Income before income tax expense	15,562	42,953	105,924	114,837	38,514	104,304	175,545
Income tax expense	5,566	15,569	38,715	41,103	10,830	28,962	50,723
Net income	$9,996	$27,384	$67,209	$73,734	$27,684	$75,342	$124,822
Basic earnings per common share	$0.11	$0.29	$0.70	$0.78	$0.30	$0.83	$1.37
Diluted earnings per common share	$0.11	$0.29	$0.70	$0.78	$0.30	$0.82	$1.35

	At or as of the Three Months Ended March 31,		At or as of the Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Selected Financial Ratios and Other Data:
Return on average assets	0.23%	0.61%	0.39%	0.38%	0.13%	0.35%	0.58%
Return on average stockholders’ equity	3.19	8.76	5.31	6.02	2.31	6.24	10.39
Return on average tangible stockholders’ equity(1)	3.75	10.29	6.22	7.09	2.74	7.37	12.28
Average stockholders’ equity to average assets	7.31	6.94	7.28	6.28	5.68	5.55	5.57
Average tangible stockholders’ equity to average tangible assets(1)(2)	6.30	5.97	6.28	5.38	4.84	4.74	4.75
Stockholders’ equity to total assets	7.42	7.14	7.35	6.86	5.97	5.38	5.58
Tangible common stockholders’ equity to tangible assets (tangible capital ratio)(1)(2)	6.41	6.16	6.33	5.90	5.10	4.57	4.77
Net interest rate spread(3)	2.13	2.34	2.23	2.28	2.04	1.80	1.50
Net interest margin(4)	2.20	2.40	2.30	2.35	2.13	1.91	1.62
Average interest-earning assets to average interest-bearing liabilities	1.04x	1.04x	1.04x	1.03x	1.03x	1.03x	1.03x
General and administrative expense to average assets	1.92%	1.55%	1.73%	1.46%	1.28%	1.07%	1.07%
Efficiency ratio(5)	76.28	58.22	67.83	55.35	53.10	57.37	56.50
Cash dividends paid per common share	$0.13	$0.13	$0.52	$0.52	$0.52	$1.04	$1.04
Dividend payout ratio	118.18%	44.83%	74.29%	66.67%	173.33%	126.83%	77.04%
Asset Quality Ratios:
Non-performing loans to total loans(6)	2.66%	2.71%	2.51%	2.75%	2.59%	1.43%	0.42%
Non-performing loans to total assets(6)	2.08	2.11	1.96	2.16	2.02	1.09	0.31
Non-performing assets to total assets(6)(7)	2.31	2.46	2.24	2.51	2.25	1.20	0.36
Allowance for loan losses to non-performing loans(6)	42.16	50.70	47.22	51.57	47.49	49.88	115.97
Allowance for loan losses to non-accrual loans	42.16	50.77	47.25	51.68	47.56	49.89	116.78
Allowance for loan losses to total loans	1.12	1.37	1.18	1.42	1.23	0.71	0.49
Other Data:
Number of deposit accounts	693,370	744,302	703,454	753,984	817,632	865,391	888,838
Mortgage loans serviced for others (in thousands)	$1,444,263	$1,471,352	$1,446,646	$1,443,709	$1,379,259	$1,225,656	$1,272,220
Full service banking offices	85	85	85	85	85	85	86
Regional lending offices	3	3	3	3	3	3	3
Full time equivalent employees	1,535	1,564	1,636	1,565	1,592	1,575	1,615

(1)	Tangible stockholders’ equity represents stockholders’ equity less goodwill.
(2)	Tangible assets represent assets less goodwill.
(3)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.
(5)	Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
(6)	Non-performing loans consist of all non-accrual loans and all mortgage loans delinquent 90 days or more as to their maturity date but not their interest due and exclude loans held-for-sale and loans which have been modified in a troubled debt restructuring and are accruing and performing in accordance with the restructured terms for a satisfactory period of time, generally six months. Restructured accruing loans totaled $75.8 million, $69.7 million, $73.7 million, $49.2 million, $26.0 million, $1.1 million and $1.2 million at March 31, 2012 and 2011 and December 31, 2011, 2010, 2009, 2008 and 2007, respectively. Loans modified in a troubled debt restructuring included in non-performing loans totaled $43.5 million, $35.3 million, $18.8 million, $47.5 million, $57.2 million, $6.9 million and $295,000 at March 31, 2012 and 2011 and December 31, 2011, 2010, 2009, 2008 and 2007, respectively.
(7)	Non-performing assets consist of all non-performing loans and real estate owned.

RISK FACTORS

An investment in the notes involves certain risks. You should carefully consider the risks described below and the risk factors incorporated by reference, as well as the other information included or incorporated by reference, in this prospectus supplement and the accompanying prospectus, before making an investment decision. In particular, you should carefully consider, among other things, the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2011 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The value of the notes could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein.

There are limited covenants in the Indenture.

In addition to our currently outstanding indebtedness and any additional indebtedness we may incur pursuant to this offering, neither we nor any of our subsidiaries is restricted from incurring additional debt or other liabilities, including additional senior debt, under the Indenture. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected.

Our indebtedness, including the indebtedness we may incur in the future, could have important consequences for the holders of the notes, including:

•	limiting our ability to satisfy our obligations with respect to the notes;
•	increasing our vulnerability to general adverse economic and industry conditions;
•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;
•	requiring a substantial portion of our cash flow from operations for the payment of principal of, and interest on, our indebtedness and thereby reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;
•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and
•	putting us at a disadvantage compared to competitors with less indebtedness.

In addition, we are not restricted under the Indenture from granting security interests in our assets, except to the extent described under “Description of the Notes — Merger, Consolidation, Sale, Lease or Conveyance” and “— Certain Covenants” in this prospectus supplement, or from paying dividends or issuing or repurchasing securities.

Moreover, the Indenture does not require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience material adverse changes in our financial condition or results of operations. You are also not protected under the Indenture in the event of a highly leveraged transaction, reorganization, default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you, except to the extent described under “Description of the Notes — Merger, Consolidation, Sale, Lease or Conveyance” and “— Certain Covenants” in this prospectus supplement.

For these reasons, you should not consider the covenants in the Indenture as a significant factor in evaluating whether to invest in the notes.

Although the notes are “senior notes,” they will be effectively subordinate to our secured indebtedness and structurally subordinate to all liabilities of our subsidiaries. Effective and structural subordination increases the risk that we will be unable to meet our obligations on the notes when they mature.

The notes are unsecured and therefore will effectively be subordinated to any secured indebtedness we currently have outstanding or may incur in the future, to the extent of the value of the assets securing such indebtedness. As of March 31, 2012, we had $3.96 billion of outstanding secured debt. The Indenture does not limit the incurrence of additional indebtedness by us, including indebtedness senior to the notes, or by our subsidiaries. In the event of a bankruptcy or similar proceeding involving us, any of our assets which serve as collateral for any secured indebtedness will be available to satisfy the obligations under such secured indebtedness before any payments are made on the notes.

The notes will be our obligations only, are not obligations of or deposits in Astoria Federal or its other subsidiaries, and are not insured by any government or private agency. The notes will not be guaranteed by any of our subsidiaries. In addition, the notes will be structurally subordinated to all indebtedness, existing and future liabilities, including trade payables and lease obligations, of each of our present and future subsidiaries. Our right to participate in any distribution of assets of our subsidiaries upon their liquidation or reorganization or otherwise, and thus your ability as a holder of the notes to benefit indirectly from such distribution, will be subject to the prior claims of preferred equity holders (if any) and creditors of our present and future subsidiaries, except to the extent that we may be recognized as a creditor with recognized claims against the subsidiary. This includes Astoria Federal’s deposit liabilities. Our present and future subsidiaries may incur additional debt and liabilities in the future, all of which would rank structurally senior to the notes.

Astoria Federal’s ability to pay dividends or lend funds to us is subject to regulatory limitations which, to the extent we need but are not able to access such funds, may prevent us from making principal and interest payments due on our debt obligations, including our obligations under the notes.

The notes will be exclusively our obligations and not those of our subsidiaries. We are a unitary savings and loan association holding company currently regulated by the Board of Governors of the Federal Reserve System, referred to as the FRB, and almost all of our operating assets are owned by Astoria Federal. We rely primarily on dividends from Astoria Federal to pay cash dividends to our stockholders, to engage in share repurchase programs and to pay principal and interest on our debt obligations. The Office of the Comptroller of the Currency, referred to as the OCC, regulates all capital distributions by Astoria Federal directly or indirectly to us, including dividend payments. As the subsidiary of a savings and loan association holding company, Astoria Federal must file a notice with the OCC at least 30 days prior to each capital distribution. However, if the total amount of all capital distributions (including each proposed capital distribution) for the applicable calendar year exceeds net income for that year to date plus the retained net income for the preceding two years, then Astoria Federal must file an application to receive the approval of the OCC for a proposed capital distribution. During 2011, we were required to file applications with the OCC for proposed capital distributions and we anticipate that in 2012 we will continue to be required to file such applications for proposed capital distributions. In addition, as the subsidiary of a savings and loan holding company, Astoria Federal must also receive approval from the FRB before declaring a dividend.

In addition, Astoria Federal may not pay dividends to us if, after paying those dividends, it would fail to meet the required minimum levels under risk-based capital guidelines and the minimum leverage and tangible capital ratio requirements or the OCC notified Astoria Federal that it was in need of more than normal supervision. Under the prompt corrective action provisions of the Federal Deposit Insurance Act, referred to as the FDIA, an insured depository institution such as Astoria Federal is prohibited from making a capital distribution, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized” (as such term is used in the FDIA). Payment of dividends by Astoria Federal also may be restricted at any time at the discretion of the OCC if it deems the payment to constitute an unsafe or unsound banking practice. Based on Astoria Federal’s current financial condition, we do not expect the regulatory limitations will have any impact on our ability to obtain dividends from Astoria Federal. However, there can be no assurance that Astoria Federal will be able to pay dividends at past levels, or at all, in the future.

In addition to regulatory restrictions on the payment of dividends, Astoria Federal is subject to certain restrictions imposed by federal law on any extensions of credit it makes to its affiliates and on investments in stock or other securities of its affiliates. We are considered an affiliate of Astoria Federal. These restrictions prevent affiliates of Astoria Federal, including us, from borrowing from Astoria Federal, unless various types of collateral secure the loans. Federal law limits the aggregate amount of loans to and investments in any single affiliate to 10% of Astoria Federal’s capital stock and surplus and also limits the aggregate amount of loans to and investments in all affiliates to 20% of Astoria Federal’s capital stock and surplus.

Furthermore, capital standards imposed on us and similarly situated institutions have been and continue to be refined by bank regulatory agencies under the Reform Act. Deterioration of economic conditions and further changes to regulatory guidance could result in revised capital standards that may indicate the need for us or Astoria Federal to maintain greater capital positions, which could lead to limitations in dividend payments to us by Astoria Federal.

If we do not receive sufficient cash dividends or are unable to borrow from Astoria Federal, then we may not have sufficient funds to service our debt obligations, including our obligations under the notes.

The Reform Act imposes further restrictions on transactions with affiliates and extensions of credit to executive officers, directors and principal shareholders, by, among other things, expanding covered transactions to include securities lending, repurchase agreement and derivatives activities with affiliates. These changes are expected to become effective by July 21, 2012.

The notes will not be insured or guaranteed by the FDIC.

The notes will not be savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and will not be insured or guaranteed by the Federal Deposit Insurance Corporation, referred to as the FDIC, or any other governmental agency or instrumentality.

There may be no active trading market for the notes.

The notes will be new issues of securities with no established trading markets. The notes will not be listed on any securities exchange or included in any automated quotation system. There can be no assurance that an active trading market for the notes will develop, or, if one does develop, that it will be maintained. Although the representatives of the underwriters have advised us that, following completion of the offering of notes, one or more of the underwriters currently intend to make secondary markets in the notes, they are not obligated to do so and may discontinue any market-making activities at any time without notice. If an active trading market for the notes does not develop or is not maintained, the market or trading price and liquidity of the notes may be adversely affected. If the notes are traded after their initial issuance, they may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and our financial condition.

The price at which you will be able to sell your notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest.

We believe that the value of the notes in any secondary market will be affected by the supply and demand of the notes, the interest rate, the ranking and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

United States interest rates.  We expect that the market value of the notes will be affected by changes in United Sates interest rates. In general, if United States interest rates increase, the market value of the notes may decrease.

Our credit rating, financial condition and results.  Actual or anticipating changes in our credit ratings or financial condition may affect the market value of the notes.

General economic conditions.  General economic conditions may affect the market value of the notes.

The market for similar securities.  The market for similar securities may affect the market value of the notes.

The impact of one of the factors above, such as the increase in United States interest rates, may offset some of all of any change in the market value of the notes attributable to another factor, such as an improvement in our credit rating.

Our credit ratings may not reflect all risks of an investment in the notes.

The credit ratings assigned to the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market, if any, for, or trading value of, the notes. In addition, real or anticipated changes in our credit ratings will generally affect any trading market for the notes. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of investing in the notes in light of your financial circumstances. A credit rating is not a recommendation to buy, sell or hold securities and may be revised, suspended or withdrawn by the rating agency at any time.

Holders of the notes will have limited rights if there is an event of default.

For all types of default, including default in the payment of principal or interest on the notes or in the performance of any of our other obligations under the notes, the acceleration of the principal amount of the notes can only be activated by the trustee or the holders of at least 25% in principal amount of the outstanding notes.

We may redeem the notes before maturity, and you may be unable to reinvest the proceeds at the same or a higher rate of return.

We may redeem all or a portion of the notes as described under “Description of the Notes — Optional Redemption.” If a redemption does occur, you may be unable to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return on the notes.

USE OF PROCEEDS

We expect net proceeds of this offering, after deducting discounts and commissions and estimated offering expenses payable by us, will be approximately $•  . We intend to use the net proceeds to repay our 5.75% Senior Notes due 2012 and for general corporate purposes, which may include securities repurchase programs, capital expenditures, working capital, repayment or reduction of long-term and short-term debt and the financing of acquisitions. Although we may use a portion of the net proceeds of this offering to finance acquisitions, we have no current understandings, agreements or commitments to do so. Pending such use of the net proceeds, we may invest the proceeds in highly liquid short-term securities.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of March 31, 2012:

•	on an actual basis; and
•	as adjusted to give effect to the sale of $• aggregate amount of the notes offered hereby.

You should read this table in conjunction with the more detailed information, including our consolidated financial statements and related notes, incorporated by reference in this prospectus supplement.

	As of March 31, 2012
	(unaudited) ($ in thousands except share data)
	Actual	As Adjusted
Debt
5.75% Senior Notes due 2012, net	249,800		249,800
• % Senior Notes due 2017	—		•
Reverse repurchase agreements	1,600,000		1,600,000
Federal Home Loan Bank of New York advances	2,355,000		2,355,000
Junior subordinated debentures	128,866		128,866
Total debt	4,333,666		•
Stockholders’ equity
Preferred stock, $1.00 par value (5,000,000 shares authorized; none issued and outstanding)	—		—
Common stock, $0.01 par value (200,000,000 shares authorized; 166,494,888 shares issued and 98,442,461 shares outstanding)	1,665		1,665
Additional paid-in capital	876,479		876,479
Retained earnings	1,860,023		1,860,023
Treasury stock (68,052,427 shares, at cost)	(1,406,279)		(1,406,279)
Accumulated other comprehensive loss	(55,079)		(55,079)
Unallocated common stock held by ESOP (1,765,686 shares)	(6,468)		(6,468)
Total stockholders’ equity	1,270,341		1,270,341
Total capitalization	$5,604,007	$	•

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Three Months Ended March 31,		Years Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	1.38x	1.88x	1.57x	1.49x	1.15x	1.34x	1.55x
Including interest on deposits	1.22x	1.50x	1.33x	1.27x	1.07x	1.15x	1.23x

The ratio of earnings to fixed charges is calculated in accordance with SEC requirements and computed by dividing earnings by fixed charges. For purposes of computing the ratios of earnings to fixed charges, earnings consists of income before income taxes plus fixed charges. Fixed charges excluding interest on deposits consist of interest on short-term and long-term debt, interest related to capitalized leases and capitalized interest and one-third of rent expense, which approximates the interest component of that expense. Fixed charges including interest on deposits consist of the foregoing items plus interest on deposits.

DESCRIPTION OF THE NOTES

The notes will be a series of our senior debt securities. The notes will be issued under the Indenture to be dated as of the date of issuance, referred to as the Indenture, between us and Wilmington Trust, National Association, a national banking association, as trustee, referred to as the Trustee or Wilmington Trust. The Trustee’s main role is to enforce your rights against us if we default. The following description of the notes and the Indenture may not be complete and is subject to and qualified in its entirety by reference to all of the provisions of the notes and the Indenture. Wherever we refer to particular sections or defined terms of the Indenture, it is our intent that those sections or defined terms will be incorporated by reference in this prospectus supplement. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes. The following description of the particular terms of the notes supplements and replaces any inconsistent information set forth in under the heading “Description of Senior Notes due 2017” in the accompanying prospectus.

General

The notes will be issued in an initial aggregate principal amount of $•   and will mature on •  , 2017. The notes will not be subject to, or entitled to the benefits of, a sinking fund or repurchase by us at the option of the holders. The notes will be issued only in fully registered book-entry form without coupons and in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will not be listed on any securities exchange. Currently, there is no public market for the notes. The notes will be issued pursuant to the Indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders have rights under the Indenture. Payment of the principal of, and interest on, the notes represented by a global note registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered owner and holder of such global note.

The Indenture contains no covenants or restrictions restricting the incurrence of debt by us or by our subsidiaries. The Indenture contains no financial covenants and does not restrict us from paying dividends or issuing or repurchasing other securities, and does not contain any provision that would provide protection to the holders of the notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality, except to the extent described under the headings “— Merger, Consolidation, Sale, Lease or Conveyance” and “— Certain Covenants” below.

The notes will not be savings accounts, deposits or other obligations of any of our subsidiaries and will not be insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

We may, without notice to or the consent of the holders of notes, but in compliance with the terms of the Indenture, issue additional notes having the same ranking, interest rate, maturity date and other terms as the notes. Any such additional notes, together with the notes being issued hereby, will constitute a single series under the Indenture; provided, however, that no additional notes may be issued unless they will be fungible with the notes offered hereby for United States federal income tax and securities law purposes; and provided, further, that the additional notes have the same CUSIP number as the notes offered hereby. No additional notes may be issued if any event of default (as defined below) has occurred and is continuing with respect to the notes.

Interest

Interest on the notes will accrue at the rate of •  % per annum. Interest on the notes will be payable semi-annually on •   and •   of each year, beginning •  . We will make each interest payment to the registered holders of notes at the close of business on the •   or •   next preceding the applicable interest payment date. Interest on the notes at the maturity date will be payable to the persons to whom principal is payable. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest payments on the notes will be the amount of interest accrued from and including •  , 2012 or the most recent interest payment date on which interest has been paid to but excluding the interest payment date or the maturity date, as the case may be.

If an interest payment date or the maturity date falls on a day that is not a business day, the related payment of interest and principal will be made on the next day that is a business day, and no interest on the notes or such payment will accrue for the period from and after such interest payment date or maturity date, as the case may be, to the date payment is made

A “business day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or the place for payment are authorized by law, regulation or executive order to remain closed.

Methods of Receiving Payments on the Notes

The notes will be payable as to principal and interest at the office or agency of the paying agent (which may be us), or, at our option, payment of interest may be made by check mailed to the holders of the notes at their addresses set forth in the register of holders, and provided that all payments of principal and interest with respect to notes a holder of which owns at least $50 million aggregate principal amount of notes and has given wire transfer instructions to us at least ten business days prior to the applicable payment date, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holder thereof.

Optional Redemption

We may, at our option, at any time on or after the date that is 30 days prior to the maturity date, redeem the notes in whole or in part on not less than 30 nor more than 60 days prior notice mailed to the holders of the notes. The notes will be redeemable at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest on the principal amount of notes being redeemed to the date of redemption.

Unless we default in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the Trustee shall select the notes to be redeemed among the holders of the notes, on a pro rata basis, by lot or in accordance with any other method the Trustee deems fair and appropriate, subject to the rules and procedures of DTC. Notes and portions of notes selected shall be in amounts of $2,000 or whole multiples of $1,000, except that, if all of the notes of a holder are to be redeemed, the entire outstanding amount of notes held by such holder, even in not a multiple of $1,000, shall be redeemed.

Notice of redemption will be mailed by first class mail to each holder of notes to be redeemed at its registered address at least 30 but no more than 60 days before the applicable redemption date, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that notice that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of any note being redeemed in part upon surrender for cancellation of the original note. Notes called for redemption become due and payable on the date fixed for redemption.

Events of Default; Waiver

An “event of default,” when used in the Indenture, means any of the following:

•	our default in the payment of any interest on the notes when due, and continuance of such default for a period of 30 days;
•	our default in the payment of any principal of the notes when due;
•	our failure to perform any other covenant or agreement in the Indenture and the continuance of such default or breach for a period of 90 days after notice to us by the Trustee or the holders of at least 25% in aggregate principal amount of the notes by notice to us (with a copy to the Trustee) specifying such failure and requiring it to be remedied;
•	a court having jurisdiction enters a decree or order for relief in respect of us or Astoria Federal in an involuntary case or preceding under any applicable bankruptcy, insolvency, reorganization or other similar law, or a decree or order adjudging us or Astoria Federal a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of us or Astoria Federal under any applicable federal or state law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of us or Astoria Federal or for any substantial part of our property, or ordering the winding-up or liquidation of our affairs, shall have been entered, and such decree or order remains unstayed and in effect for a period of 60 consecutive days;
•	we or Astoria Federal commence a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated as bankrupt or insolvent, or consent to the entry of a decree or order for relief in an involuntary case or proceeding under any such law, or to the commencement of any bankruptcy or insolvency case or proceeding against us or Astoria Federal, or the filing by us or Astoria Federal of a petition or answer to consent seeking reorganization or relief under any such applicable federal or state law, or the consent by us or Astoria Federal to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of us or Astoria Federal or of any substantial part of our or its property, or the making by us or Astoria Federal of an assignment for the benefit of creditors, or the taking of action by us or Astoria Federal in furtherance of any such action; or
•	our default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us or Astoria Federal having an aggregate principal amount outstanding of at least $50,000,000, or under any mortgage, indenture or instrument (including the Indenture) under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or Astoria Federal having an aggregate principal amount outstanding of at least $50,000,000, whether such indebtedness now exists or is created or incurred in the future, which default (i) constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause (i), such indebtedness having been discharged or, in the case of clause (ii), without such indebtedness having been discharged or such acceleration having been rescinded or annulled.

If an event of default occurs and continues, the Trustee by notice to us or the holders of at least 25% in aggregate principal amount of the outstanding notes by notice to us (with a copy to the Trustee) may declare the entire principal of and all accrued but unpaid interest on all the notes to be due and payable immediately. Subject to certain conditions, but before a judgment or decree for payment of the money due has been obtained, such declaration and its consequences may be rescinded and annulled by the holders of a majority in principal amount of the outstanding notes.

The Indenture also provides that the holders of a majority in principal amount of the notes may waive any existing default with respect to the notes and its consequences, except a default in the payment of the principal of and interest on the notes.

The holders of a majority in principal amount of the notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines may be unduly prejudicial to the holders of the notes not joining in the direction or that may involve the Trustee in personal liability. In addition, the Trustee may take any other action it deems proper that is not inconsistent with any such direction received from the holders of the notes. The Trustee shall not be obligated to take any action at the direction of holders unless such holders have provided to the Trustee security or indemnity satisfactory to the Trustee.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an event of default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of notes unless such holders have offered to the Trustee reasonable indemnification. Except to enforce the right to receive payment of principal, premium, if any, or interest, when due, no holder of a note may pursue any remedy with respect to the Indenture or such note unless:

•	such holder has previously given the Trustee written notice of a continuing event of default;
•	holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request to the Trustee to pursue the remedy;
•	such holders provide to the Trustee security or indemnity acceptable to the Trustee against any loss, liability or expense;
•	the Trustee has not complied with such request within 60 days after receipt of the request and the provision of security or indemnity acceptable to the Trustee; and
•	the holders of a majority in aggregate principal amount of the outstanding notes do not give the Trustee a direction inconsistent with the request within such 60-day period.

Except in the case of a default or event of default in payment of principal of and interest on any note, the Trustee may withhold notice of a default or event of default if and so long as a committee of its responsible officers in good faith determines that withholding the notice is in the interests of the holders of the notes. We are required to deliver to the Trustee annually a statement from our applicable officers regarding whether or not they have knowledge of any default or event of default. Within 30 days of any applicable officer becoming aware of any default or event of default, such officer is required to deliver to the Trustee a statement specifying such default or event of default. For purposes of this paragraph, “default” means any event which is, or after notice or lapse of time or both would become, an event of default under the Indenture with respect to the notes.

Ranking

The notes will be senior unsecured indebtedness of Astoria Financial Corporation and rank equally with our other senior unsecured indebtedness and will be effectively subordinate to our secured indebtedness. As of March 31, 2012, we had $3.96 billion of outstanding secured debt. Since we are a holding company, our rights and the rights of our creditors, including holders of the notes, to participate in any distribution of the assets of our subsidiaries, upon a subsidiary’s dissolution, winding-up, liquidation or reorganization or otherwise, and thus the ability of a holder of notes to benefit indirectly from such distribution, is subject to the prior claims of creditors of any such subsidiary, including, in the case of Astoria Federal, its depositors, except to the extent that we may be a creditor of such subsidiary and our claims are recognized. Claims on our subsidiaries by creditors other than us may include claims with respect to long-term debt and substantial obligations with respect to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, other short-term borrowings and various other financial obligations. There are legal limitations on the extent to which some of our subsidiaries may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or some of our other subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under our contracts or otherwise to make any funds available to us. Accordingly, the notes will be structurally subordinated to all existing and future liabilities of our subsidiaries. As of March 31, 2012, our subsidiaries’ direct borrowings and deposit liabilities totaled approximately $15.07 billion.

Merger, Consolidation, Sale, Lease or Conveyance

We will not merge or consolidate with or merge into any person, or sell, lease or convey, in a single transaction or in a series of transactions, all or substantially all of our assets to any person, unless:

•	we are the continuing corporation, or the successor corporation or the person that acquires all or substantially all of our assets is a corporation organized and existing under the laws of the United States or a state thereof or the District of Columbia and expressly assumes all our obligations under the notes and the Indenture or assumes such obligations as a matter of law;
•	immediately after giving effect to such merger, consolidation, sale lease or conveyance there is no default (as defined above) or event of default under the Indenture; and
•	we shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that the transaction complies with the terms of the Indenture and that all conditions precedent in the Indenture provided for relating to such transaction have been complied with.

Upon any such consolidation or merger, sale, lease or conveyance, the successor corporation formed, or into which we are merged or to which such sale, conveyance or transfer is made, shall succeed to, and be substituted for, us under the Indenture with the same effect as if it had been an original party to the Indenture. As a result, we will be released from all our liabilities and obligations under the Indenture and under the notes.

Although there is a limited body of case law interpreting the phrase “substantially all” and similar phrases, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “substantially all” the property or assets of a person.

Certain Covenants

Subject to certain exceptions, the Indenture:

•	prohibits us and Astoria Federal from, directly or indirectly, selling or otherwise disposing of shares of voting capital stock, or securities convertible into voting capital stock, or options, warrants or rights to subscribe for or purchase voting capital stock of Astoria Federal; and
•	prohibits Astoria Federal from issuing, selling or otherwise disposing of any shares of its voting capital stock or securities convertible into its voting capital stock or options, warrants or rights to subscribe for or purchase its voting capital stock;

unless we will own, directly or indirectly, at least 80% of the issued and outstanding voting stock of Astoria Federal after giving effect to that transaction. The covenant described in the preceding sentence does not apply to any transaction of the type described above under “— Merger, Consolidation, Sale, Lease or Conveyance.” Furthermore, we will not permit Astoria Federal to:

•	merge or consolidate with or into any corporation or other person, unless we are the surviving corporation or person, or unless we will own, directly or indirectly, at least 80% of the surviving corporation’s issued and outstanding voting stock; or
•	lease, sell, assign or transfer all or substantially all of its properties and assets to any corporation or other person (other than us), unless we will own, directly or indirectly, at least 80% of the issued and outstanding voting stock of that corporation or other person.

However, we may agree to any such merger or consolidation or sale, lease, assignment or transfer of securities, properties or assets if: (i) required by law, such lease, sale, assignment or transfer of securities is made to any person for the purpose of the qualification of such person to serve as a director; (ii) such lease, sale, assignment or transfer of securities is made by us or any of our subsidiaries acting in a fiduciary capacity for any person other than us or any of our subsidiaries; (iii) made in connection with the consolidation of us with or the sale, lease or conveyance of all or substantially all of the assets of us to, or merger of us with or into any other person (as to which the covenant described above under the heading “— Merger, Consolidation, Sale, Lease or Conveyance” shall apply); (iv) it is required by any law or any rule, regulation or order of any governmental agency or authority; or (v) it is required as a condition imposed by any law or any rule, regulation or order of any governmental agency or authority to the acquisition by us of another entity; provided that in the case of (v) only, after giving effect to such acquisition, (y) at least 80% of the issued and outstanding voting stock of such entity will be owned, directly or indirectly, by us and (z) our consolidated assets will be at least equal to 70% of our consolidated assets prior to the acquisition. These covenants will not prohibit us or Astoria Federal from selling or transferring assets pursuant to any securitization transaction or pledging any assets to secure borrowings incurred in the ordinary course of business, including, without limitation, to secure advances from the Federal Home Loan Bank of New York and reverse repurchase agreements.

Furthermore, for so long as the notes are outstanding, we will not, nor will we permit Astoria Federal to, incur debt secured by any shares of voting stock of Astoria Federal (or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of that voting stock) without making effective provision for securing the notes equally and ratably with that secured debt. However, this covenant will not apply to the extent that we continue to own at least 80% of the issued and outstanding voting stock of Astoria Federal (treating that encumbrance as a transfer of those shares to the secured party). The foregoing restriction does not apply to any:

•	pledge, encumbrance or lien to secure our indebtedness or the indebtedness of a subsidiary as part of the purchase price of such shares of voting stock, or incurred prior to, at the time of or within 120 days after acquisition thereof for the purpose of financing all or any part of the purchase price thereof;
•	lien for taxes, assessments or other government charges or levies (i) which are not yet due or payable without penalty, (ii) which we are contesting in good faith by appropriate proceedings so long as we have set aside on our books such reserves as shall be required in respect thereof in conformity with generally accepted accounting principles or (iii) which secure obligations of less than $1 million in amount;
•	lien of any judgment, if that judgment (i) is discharged, or stayed on appeal or otherwise, within 60 days, (ii) is currently being contested in good faith by appropriate proceedings so long as we have set aside on our books such reserves as shall be required in respect thereof in conformity with generally accepted accounting principles or (iii) involves claims of less than $1 million; or
•	any pledge or lien on the voting stock of Astoria Federal to secure a loan or other extension of credit by any of our subsidiaries subject to Section 23A of the Federal Reserve Act.

The holders of no less than a majority in aggregate principal amount of the notes may waive compliance in a particular instance by us with any provision of the Indenture or the notes, including the foregoing covenants, except as otherwise stated below under “— Modification of the Indenture.”

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes, when:

(1)	either:
(i)	all notes have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment has been deposited in trust and thereafter repaid to us, have been delivered to the Trustee for cancellation; or
(ii)	all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or shall become due and payable within one year and we have irrevocably deposited with the Trustee, in trust, for the benefit of the holders of the notes, cash in United States dollars and/or non-callable government securities in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the entire indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest, to the date of maturity or redemption;

(2)	we have paid all sums payable by us under the Indenture with respect to the notes;
(3)	we have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be; and
(4)	we have delivered to the Trustee an officers’ certificate and an opinion of counsel stating that the conditions precedent to the satisfaction and discharge of the notes have been satisfied.

Legal Defeasance and Covenant Defeasance

Legal Defeasance.  We will be deemed to have paid and will be discharged from any and all obligations in respect of the notes on the 91st day after we have made the deposit referred to below, and the provisions of the Indenture will cease to be applicable with respect to the notes (except for, among other matters, certain obligations to register the transfer of or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold funds for payment in trust) if:

(1)	we have deposited with the Trustee, in trust, cash in United States dollars and/or certain non-callable government securities that will provide funds in amount sufficient, in the opinion of a nationally recognized public accounting firm, to pay the principal, premium, if any, and accrued interest on the notes at the time such payments are due in accordance with the terms of the Indenture;
(2)	we have delivered to the Trustee:
(i)	an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred, which opinion of counsel must be based upon a ruling of the Internal Revenue Service to the same effect or a change in applicable federal income tax law or related treasury regulations after the date of the Indenture; and
(ii)	an opinion of counsel to the effect that the defeasance trust does not constitute an “investment company” within the meaning of the Investment Company Act of 1940 and, after the passage of 91 days following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;
(3)	no default (as defined above) or event of default will have occurred and be continuing on the date of such deposit, or insofar as events of default due to certain events of bankruptcy, insolvency or reorganization in respect of us are concerned, during the period ending on the 91st day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which we are a party or by which we are bound;
(4)	we shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that, subject to certain assumptions and exclusions, all conditions precedent provide for or relating to the defeasance have been complied with; and
(5)	the Trustee shall have received such other documents, assurances and opinions of counsel as the Trustee shall have reasonably required.

Covenant Defeasance.  We will not need to comply with certain restrictive covenants, and the provisions of the Indenture will cease to be applicable with respect to an event of default under the notes other than an event of default due to our failure to pay the principal of or interest on the notes when due, upon:

(1)	the satisfaction of the conditions described in clauses 1, 2(ii), 3, 4 and 5 of the preceding paragraph; and
(2)	our delivery to the Trustee of an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such defeasance had not occurred.

If we exercise our option to omit compliance with certain provisions of the Indenture as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an event of default that remains applicable, the amount of money and/or non-callable government securities on deposit with the Trustee may not be sufficient to pay amounts due on the notes at the time of acceleration resulting from such event of default. In such event, we will remain liable for such payments.

Modification of the Indenture

Except as set forth below, modification and amendment of the Indenture as applicable to the notes may be made only with the consent of the holders of not less than a majority in principal amount of the notes then outstanding voting as a single class.

No modification or amendment of the Indenture as applicable to the notes may, without the consent of each holder affected thereby, do any of the following (with respect to any notes held by a non-consenting holder):

•	change the stated maturity of the principal of, or interest on, any note;
•	reduce the principal amount of any note or reduce the rate of, or extend or change the time for payment of, interest on the any note;
•	change the place or currency of payment of principal, premium, if any, or interest on any note;
•	reduce any amount payable upon the redemption of any note;
•	impair the right to institute suit for the enforcement of any payment on or with respect to any note;
•	reduce the percentage in principal amount of outstanding notes the consent of whose holders is required for modification or amendment of the Indenture;
•	reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or
•	modify such provisions with respect to modification and waiver.

We and the Trustee may modify or amend the Indenture as applicable to the notes, without the consent of any holder of the notes, for any of the following purposes:

•	to cure any ambiguity, defect or inconsistency;
•	to provide for uncertificated notes in addition to or in place of definitive notes or to alter certain provisions relating to the notes in the Indenture in a manner that does not adversely affect any holder of any note;
•	to provide for the assumption of our obligations by a successor in accordance with the covenant described above under “— Merger, Consolidation, Sale, Lease or Conveyance;”
•	to conform the text of the Indenture or the notes to any provision of the “Description of the Notes” section in this prospectus supplement;
•	to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any note as described above under “— Satisfaction and Discharge” and “— Legal Defeasance and Covenant Defeasance;”
•	to make any change that would provide any additional rights or benefits to the holders of the notes;
•	to make any change that is not inconsistent with the Indenture and does not adversely affect the legal rights thereunder of any holder of a note; or
•	to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, referred to as the Trust Indenture Act.

Subject to the requirements for the holders to waive a default and to pursue a remedy with respect to the Indenture or the notes and the rights of any holder of a note to receive payment of principal of, premium, if any, on and interest on such note, holders of a majority in aggregate principal amount of the notes voting as a single class may waive compliance in a particular instance by us with any provision of the Indenture or the note, except as otherwise stated above.

Outstanding Notes; Determinations of Holders’ Actions

Notes outstanding at any time are the notes authenticated by the Trustee except for those cancelled by it, those mutilated, destroyed, lost or stolen that have been replaced by the Trustee, those delivered to the Trustee for cancellation and those described below as not outstanding. A note does not cease to be outstanding because we or an affiliate of us holds the note; provided, however, that in determining whether the holders of the requisite principal amount of notes have given or concurred in any request, demand, authorization, direction, notice, consent, amendment or waiver, notes owned by us or an affiliate of us will be disregarded and deemed not to be outstanding. If the paying agent holds on a redemption date money or securities sufficient to pay notes payable on that date, then immediately after such redemption date such notes will cease to be outstanding.

The Trustee may make reasonable rules for action by or at a meeting of holders of the notes. The registrar or paying agent may make reasonable rules and set reasonable requirements for its functions.

Limitation on Individual Liability

No director, officer, employee, incorporator or stockholder of us, as such, will have any liability for any obligations of us under the notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of a note, by accepting a note waives and releases such liability. The waiver and release are part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Trustee

Wilmington Trust will act as trustee for the notes under the Indenture, as permitted by the terms thereof. At all times, the Trustee must be organized and doing business under the laws of the United States or any state thereof, and must comply with the applicable requirements under the Trust Indenture Act. The Trustee may resign at any time by giving us written notice and may be removed as Trustee with respect to the notes:

•	by notification in writing by the holders of a majority in aggregate principal amount of the outstanding notes; or
•	by us if it (i) fails to comply with the obligations imposed upon it under the Trust Indenture Act; (ii) is not organized and doing business under the laws of the United States or any state thereof; (iii) becomes incapable of acting as Trustee; or (iv) a court takes certain actions with respect to such Trustee relating to bankruptcy or insolvency.

If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, we will promptly appoint a new Trustee. A resignation or removal of the Trustee will become effective only upon the successor Trustee’s acceptance of appointment in writing. The successor Trustee will mail a notice of its succession to holders of the notes.

The occurrence of any default under the Indenture could create a conflicting interest for the Trustee under the Trust Indenture Act. If that default has not been cured or waived within 90 days after the Trustee has or acquired a conflicting interest, the Trustee would generally be required by the Trust Indenture Act to eliminate that conflicting interest or resign as Trustee with respect to the notes issued under the Indenture. If the Trustee resigns, we are required to promptly appoint a successor trustee with respect to the affected securities.

The Trust Indenture Act also imposes certain limitations on the right of the Trustee, as a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any cash claim or otherwise. The Trustee will be permitted to engage in other transactions with us, provided that, if it acquires a conflicting interest within the meaning of Section 310 of the Trust Indenture Act, it must generally either eliminate that conflict or resign.

Wilmington Trust and/or certain of its affiliates have in the past and may in the future provide banking, investment and other services to us. A trustee under the Indenture may act as trustee under any of our other indentures.

Notices

Any notices required to be given to the holders of the notes will be given to DTC, and DTC will communicate these notices to DTC participants in accordance with its standard procedures.

Governing Law

The Indenture and the notes are governed by and will be construed in accordance with the laws of the State of New York.

BOOK-ENTRY, DELIVERY AND FORM OF NOTES

General

The notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 thereof. The notes will be issued on the issue date therefor only against payment in immediately available funds.

The notes initially will be represented by one or more permanent global certificates (which may be subdivided) in definitive fully registered form without interest coupons, referred to as the global notes. The global notes will be deposited with, or on behalf of, DTC and will be registered in the name of DTC or its nominee. Investors may hold their beneficial interests in a global note directly through DTC or indirectly through organizations which are participants in the DTC system.

Except as set forth in this prospectus supplement, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below under “— Exchange of Book Entry Notes for Certificated Notes.” Transfer of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct and indirect participants, which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them.

We do not take any responsibility for these operations and procedures and urge investors to contact the systems or their participants to directly discuss these matters. DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations, referred to as participants, and to facilitate the clearance and settlement of transactions in those securities between participants through electronic, computerized book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include both U.S. and non-U.S. securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to banks, securities brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly, referred to as indirect participants. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of participants and indirect participants.

DTC has advised us that, pursuant to procedures established by it:

•	upon deposit of the global notes, DTC will credit the accounts of participants designated by the underwriters with portions of the principal amount of the global notes; and
•	ownership of interests in the global notes will be shown on, and the transfer of ownership of the global notes will be effected only through, records maintained by DTC (with respect to participants) or by participants and indirect participants (with respect to other owners of beneficial interests in the global notes).

Upon issuance, a holder may hold its interests in the global notes directly through DTC if it is a participant, or indirectly through organizations that are participants or indirect participants. The depositaries, in turn, will hold interests in the notes in customers’ securities accounts in the depositaries’ names on the books of DTC.

All interests in a global note will be subject to the procedures and requirements of DTC. The laws of some jurisdictions require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to those persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global note to pledge its interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of its interests, may be affected by the lack of a physical certificate evidencing its interests. For certain other restrictions on the transferability of the notes, see “— Exchange of Book Entry Notes for Certificated Notes.”

Except as described below, owners of interests in the global notes will not have notes registered in their name, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

Payments on the global notes registered in the name of DTC, or its nominee, will be payable in immediately available funds by the Trustee (or the paying agent if other than the trustee) to DTC or its nominee in its capacity as the registered holder under the Indenture. We and the Trustee, as applicable, will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Neither the Trustee nor any agent thereof has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to, or payments made on account of, beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or
•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by participants and indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of participants or indirect participants and will not be the responsibility of DTC, the Trustee, as applicable, or us.

Neither we nor the Trustee will be liable for any delay by DTC or any of its participants or indirect participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Redemption notices shall be sent to DTC or its nominee.

Initial settlement for the notes will be made in immediately available funds. Any secondary market trading activity in interests in the global notes will settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will settle in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants who have an interest in DTC’s global notes in respect of the portion of the principal amount of the notes as to which the participant or participants has or have given direction. However, if an event of default exists under the Indenture, DTC reserves the right to exchange the global notes for notes in certificated form and to distribute the certificated notes to its participants.

We believe that the information in this section concerning DTC and its book-entry system has been obtained from reliable sources, but we do not take responsibility for the accuracy of this information. Although DTC will agree to the procedures described in this section to facilitate transfers of interests in the global notes among participants in DTC, DTC is not obligated to perform or to continue to perform these procedures, and these procedures may be discontinued at any time by giving reasonable notice. Neither we nor the Trustee will have any responsibility or liability for any aspect of the performance by DTC or its participants or indirect participants of any of their respective obligations under the rules and procedures governing their operations or for maintaining, supervising or reviewing any records relating to the global notes that are maintained by DTC or any of its participants or indirect participants.

Exchange of Book-Entry Notes for Certificated Notes

A global note is exchangeable for certificated notes in definitive, fully registered form without interest coupons if:

•	DTC notifies the Trustee that it is unwilling or unable to continue as depositary for the global notes and the Trustee fails to appoint a successor depositary within 90 days of receipt of DTC’s notice, or DTC has ceased to be a clearing agency registered under the Exchange Act and the Trustee fails to appoint a successor depositary within 90 days of becoming aware of this condition;
•	at our request, DTC notifies holders of the notes that they may utilize DTC’s procedures to cause the notes to be issued in certificated form, and such holders request such issuance; or
•	an event of default, or any event which after notice or lapse of time or both would be an event of default, exists under the Indenture and a request is made by DTC or one of its participants.

In addition, beneficial interests in a global note may be exchanged by or on behalf of DTC for certificated notes upon request by DTC, but only upon at least 20 days prior written notice given to the Trustee in accordance with DTC’s customary procedures. In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository in accordance with its customary procedures.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of the material U.S. federal income tax consequences to you of the purchase, beneficial ownership and disposition of notes as of the date hereof. This summary applies only to holders that purchase notes in the initial offering at their issue price (i.e., the first price at which a substantial amount of notes is sold to investors) and that hold the notes as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This summary does not apply to you if you are a member of a class of holders subject to special rules, such as a dealer in securities or currencies; a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings; a bank; an insurance company; a tax-exempt organization; an entity treated as a partnership for U.S. federal income tax purposes and investors therein; a person that owns notes that are a hedge or that are hedged against interest rate risks; a person that owns notes as part of a straddle or conversion transaction for tax purposes; a person that purchases or sells notes as part of a wash sale for tax purposes; a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar; a U.S. expatriate; or a person liable for alternative minimum tax. In addition, this summary does not address any non-income tax considerations or any foreign, state or local tax consequences.

If you purchase notes at a price other than the initial offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your independent tax advisors regarding this possibility.

This section is based on the Internal Revenue Code of 1986, as amended, referred to as the Code, its legislative history, existing and proposed Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. No assurances can be given that any change in these laws or authorities will not affect the accuracy of the discussion set forth in this summary.

If a partnership holds the notes, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its independent tax advisors with regard to the U.S. federal income tax treatment of an investment in the notes.

You should consult your independent tax advisors regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes in light of your particular circumstances, as well as the effect of any relevant state, local, foreign or other tax laws.

U.S. Holders

This section applies to you if you are a “U.S. holder.” As used herein, the term “U.S. holder” means a beneficial owner of a note who or that is, for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.;
•	a corporation (or other entity classified as a corporation) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust (A) if a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more “United States persons” as defined in the Code, each referred to as a United States person, have authority to control all of its substantial decisions, or (B) that was in existence on August 20, 1996 and has made a valid election under U.S. Treasury regulations to be treated as a domestic trust.

If you are not a U.S. holder, this section does not apply to you and you should refer to “— Non-U.S. Holders” below.

Payments of Interest.  We expect, and the remainder of this summary assumes, that the notes will be issued at par or at a discount that is de minimis for U.S. federal income tax purposes. Accordingly, stated interest paid on a note generally will be taxable to you as ordinary interest income at the time it accrues or is received, depending on your method of accounting for U.S. federal income tax purposes.

Purchase, Sale, Exchange, Redemption and Retirement of the Notes.  Your tax basis in your note generally will be its cost. Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you generally will recognize gain or loss equal to the difference between the amount you realized on the sale, exchange, redemption, retirement or other taxable disposition of a note, excluding an amount equal to any accrued but unpaid interest (which will be taxable as ordinary income to the extent not previously included in income), and your tax basis in your note. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if at the time of sale, exchange, redemption, retirement or other taxable disposition you have held the note for more than one year. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Medicare Tax.  For taxable years beginning after December 31, 2012, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, generally will be subject to a 3.8% tax, referred to as the Medicare tax, on the lesser of (1) the U.S. holder’s “net investment income” (or, in the case of a U.S. holder that is an estate or trust, the U.S. holder’s “undistributed net investment income”) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s tax return filing status). Your net investment income generally will include your interest income and any net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive trading activities). If you are a U.S. holder that is an individual, estate or trust, you should consult your independent tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

Non-U.S. Holder

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of a note who or that is not a U.S. holder.

If you are a U.S. holder, this subsection does not apply to you and you should refer to “— U.S. Holders” above.

Payments of Interest.  Under U.S. federal income tax laws, and subject to the discussion of backup withholding below, if you are a non-U.S. holder of notes, you generally will not be subject to U.S. federal income tax, including withholding tax, on payments of interest with respect to the notes provided that (1) the payment of interest is not effectively connected with the conduct by you of a trade or business in the U.S. or, if an income tax treaty applies, is not attributable to a permanent establishment or fixed base in the U.S., (2) (A) you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (B) you are not a controlled foreign corporation that is related directly or constructively to us through stock ownership and (C) we do not have actual knowledge or reason to know that you are a United States person, and (3) you have furnished an Internal Revenue Service, referred to as the IRS, Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person, or you hold the notes through certain foreign intermediaries or certain foreign partnerships, and you and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable Treasury regulations.

If interest on the notes is not effectively connected with the conduct by you of a trade or business in the U.S. or, if an income tax treaty applies, is not attributable to a permanent establishment or fixed base in the U.S., but you cannot satisfy the other requirements outlined above, interest on the notes generally will be subject to U.S. federal withholding tax (currently imposed at a 30% rate, or a lower rate if an income tax treaty applies).

If interest on the notes is effectively connected with the conduct by you of a trade or business within the U.S. and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base in the U.S., you generally will be subject to U.S. federal income tax on such interest in the same manner as if you were a U.S. holder and, if you are a foreign corporation, you may also be subject to the branch profits tax (currently imposed at a rate of 30% or a lower rate if an income tax treaty applies). Any such interest will not also be subject to U.S. federal withholding tax, however, if you deliver to us a properly executed IRS Form W-8ECI or acceptable substitute form in order to claim an exemption from U.S. federal withholding tax.

Purchase, Sale, Exchange, Redemption and Retirement of the Notes.  Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you generally will not be subject to U.S. federal income or withholding tax on any gain recognized unless (1) the gain is effectively connected with the conduct by you of a trade or business within the U.S. or, if an income tax treaty applies, is not attributable to a permanent establishment or fixed base in the U.S., or (2) you are a nonresident alien individual, who is present in the U.S. for 183 or more days in the taxable year of the disposition and certain other conditions are met. If you are a non-U.S. holder who is described under (1) above, you generally will be subject to U.S. federal income tax on such gain in the same manner as if you were a U.S. holder and, if you are a foreign corporation, you may also be subject to the branch profits tax as described above. If you are a non-U.S. holder who is described under (2) above, you generally will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption, retirement or other taxable disposition of notes, which may be offset by certain U.S. capital losses (notwithstanding the fact that you are not considered a U.S. resident for U.S. federal income tax purposes). Any amount attributable to accrued but unpaid interest on the notes generally will be treated in the same manner as payments of interest made to you, as described above under “— Payments of Interest.”

Backup Withholding and Information Reporting

If you are a non-corporate U.S. holder, information reporting requirements will apply to payments of principal and interest on the notes, in each case if such payments are made within the U.S. Such payments will be considered made within the U.S. if transferred to an account maintained in the U.S. or mailed to a U.S. address, and the amount is paid by or through a custodian, nominee or other agent that is a United States Controlled Person, as defined below. Backup withholding will apply to such payments if you are a non-corporate U.S. holder that (i) fails to provide an accurate taxpayer identification number, (ii) in the case of interest payments, fails to certify that you are not subject to backup withholding, or (iii) is notified by the IRS that you have failed to report all interest and dividends required to be shown on your U.S. federal income tax returns.

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest that we make, provided the IRS Form W-8BEN or substitute form described above under “— Payments of Interest” has been received and we do not have actual knowledge or reason to know that the holder is a United States person that is not an exempt recipient. The payment of proceeds of a sale of notes effected at the U.S. office of a broker generally will be subject to the information reporting and backup withholding rules described above. In addition, the information reporting rules will apply to payments of proceeds of a sale effected at a foreign office of a broker that is a United States Controlled Person, unless the broker has documentary evidence that you are not a United States person (and has no actual knowledge or reason to know to the contrary) or you otherwise establish an exemption. The backup withholding rules will apply to such payments if the broker has actual knowledge that you are a United States person.

A “United States Controlled Person” is:

•	a United States person;
•	a controlled foreign corporation for U.S. federal income tax purposes;
•	a foreign person 50% or more of whose gross income is derived for U.S. federal income tax purposes from a U.S. trade or business for a specified three-year period; or
•	a foreign partnership in which United States persons hold more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder of notes generally will be allowed as a refund or a credit against such holder’s U.S. federal income tax liability as long as such holder provides the required information to the IRS.

FATCA

On March 18, 2010, the Foreign Account Tax Compliance Act (commonly known as “FATCA”) was signed into law as part of the Hiring Incentives to Restore Employment Act. Under certain circumstances, FATCA will impose a withholding tax of 30% on payments of U.S. source interest on, and the gross proceeds from a disposition of, debt securities made to certain foreign entities unless various information reporting requirements are satisfied. These rules generally would apply to payments made with respect to debt securities after December 31, 2012, other than with respect to debt securities outstanding on March 18, 2012. Despite the December 31, 2012 date set forth in FATCA, the IRS has issued proposed Treasury regulations indicating that the withholding requirements with respect to interest will be delayed until January 1, 2014 and that the withholding requirements with respect to gross proceeds will be delayed until January 1, 2015. In addition, under the proposed Treasury regulations, withholding generally will not apply to debt securities outstanding on January 1, 2013, such as the notes. These proposed regulations are not effective, however, until finalized. You should consult your independent tax advisors regarding FATCA and the proposed Treasury regulations as they apply to the notes.

CERTAIN ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan, each referred to as a Plan, subject to the U.S. Employee Retirement Income Security Act of 1974, as amended, referred to as ERISA, should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and other plans that are subject to Section 4975 of the Code, also referred to as Plans, from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons and penalties and liabilities under ERISA and the Code for the fiduciary of the Plan, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA), referred to as Non-ERISA Arrangements, are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under other applicable federal, state, local, non-U.S. or other laws, referred to as Similar Laws.

The acquisition of the notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity, referred to as a Plan Asset Entity, with respect to which we, certain of our affiliates or the underwriters are or become a party in interest or disqualified person may result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless the notes are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase of the notes. These exemptions include, without limitation, PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide limited relief from the prohibited transactions provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the notes nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction, referred to as the service provider exemption. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be acquired by any person investing “plan assets” of any Plan, Plan Asset Entity or Non-ERISA Arrangement, unless such acquisition will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Any purchaser or holder of the notes or any interest therein will be deemed to have represented by its acquisition of the notes that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the notes on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement or (2) the acquisition of the notes will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering acquiring the notes on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investments as well as the availability of exemptive relief under any of the PTCEs listed above or the service provider exemption, as applicable. Purchasers of the notes have exclusive responsibility for ensuring that their purchase of the notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any applicable Similar Laws. The sale of any note to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives or underwriters that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

UNDERWRITING

Jefferies & Company, Inc., referred to as Jefferies, and Sandler O’Neill & Partners, L.P., referred to as Sandler O’Neill, are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the purchase agreement dated •  , 2012, each underwriter named below has severally agreed to purchase from us, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite that underwriter’s name:

Underwriter	Principal Amount
Jefferies & Company, Inc.	$	•
Sandler O’Neill & Partners, L.P.	$	•
Barclays Capital Inc.	$	•
Evercore Partners	$	•
RBC Capital Markets, LLC	$	•
Total	$	•

The purchase agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all of the notes if they purchase any of the notes.

The underwriters propose to offer the notes directly to the public initially at the public offering price set forth on the cover page of this prospectus supplement, plus accrued interest, if any, from June •  , 2012 to the date of delivery of the notes, and to certain dealers at a concession not to exceed •  % of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed •  % of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the public offering price and other selling terms may be changed by the underwriters.

Certain of our directors and executive officers may purchase notes in this offering at the public offering price.

The notes consist of a new issue of securities with no established trading market. The underwriters have advised us that they intend to make a market in the notes after the initial offering, although they are under no obligation to do so. The underwriters may discontinue any market making activities at any time without notice. We can give no assurance as to development, maintenance or liquidity of any trading market for the notes.

Certain expenses associated with the offer and the sale of the notes, exclusive of the underwriting discount, are estimated to be approximately $•   and will be paid by us.

In connection with the offering, Jefferies and Sandler O’Neill, as representatives of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a short position. Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering short positions or making stabilizing purchases, repurchase notes originally sold by the syndicate member.

Any of these activities may cause the price of the notes to be higher than the price that otherwise would exist in the absence of such activities. These activities, if commenced, may be discontinued at any time.

The underwriters have in the past provided, and may in the future provide, investment banking and advisory services to us and our affiliates in the ordinary course of business, for which they have received, or may receive, compensation for such services.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by Arnold & Porter LLP, New York, New York, and certain legal matters in connection with the notes will be passed upon for the underwriters by Hogan Lovells US LLP, Washington, D.C.

EXPERTS

Our consolidated financial statements as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, included in our 2011 Annual Report on Form 10-K for the year ended December 31, 2011, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

Common Stock
Preferred Stock
Senior Notes due 2017
Warrants
Units

We may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. We may offer these securities in amounts, at prices and on terms determined at the time of each offering. The preferred stock may be convertible into or exchangeable for other securities of ours.

Each time we offer securities, we will provide a supplement to this prospectus or other offering materials describing the terms of the specific issue of securities, including the offering price of the securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement and a pricing supplement, if any. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.

We or any selling stockholder, as the case may be, may offer and sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. The names of the underwriters will be stated in the prospectus supplements and other offering material. We may also sell securities directly to investors. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of the securities will also be set forth in the applicable prospectus supplement.

Astoria Financial Corporation’s common stock is currently traded on the New York Stock Exchange under the trading symbol “AF.” Any common stock that we may sell pursuant to any supplement to this prospectus will be listed for quotation on the New York Stock Exchange upon official notice of issuance.

These securities are unsecured and are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries, and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality. These securities involve investment risks, including possible loss of principal.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 11, 2012.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission, referred to as the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, referred to as the Securities Act. Under the rules and regulations of the SEC relating to automatic shelf registration statements, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. This prospectus only provides you with a general description of the securities we may offer, and is not meant to be a complete description of each security. Each time that we make an offer for sale of the securities described in this prospectus we will provide a prospectus supplement that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update, or change information contained in this prospectus. We urge you to read both this prospectus and any applicable prospectus supplement together with the documents incorporated and deemed incorporated by reference and any additional information you may need to make your investment decision. The prospectus supplement may also contain information about U.S. federal income tax considerations relating to the securities covered by the prospectus supplement.

You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of such documents. Neither the delivery of this prospectus or any applicable prospectus supplement nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has not been a change in the information set forth in this prospectus or any applicable prospectus supplement or in our affairs since the date of this prospectus or any applicable prospectus supplement.

As used in this prospectus, “AFC,” “the Company,” “we,” “us,” and “our” refer to Astoria Financial Corporation. Such references do not refer to any subsidiary of Astoria Financial Corporation unless the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, referred to as the Exchange Act. You may read and copy these materials at prescribed rates at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov. To receive copies of public records not posted to the SEC’s web site at prescribed rates, you may complete an online form at http://www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information.

Our Internet address is www.astoriafederal.com. We make available on our website, free of charge, access to our periodic and current reports, proxy statements and other information we file with the SEC and amendments thereto as soon as reasonably practicable after we file such material with, or furnish such material to, the SEC, as applicable. Unless specifically incorporated by reference, the information on our website is not part of this prospectus.

In addition, our common stock is currently traded on the New York Stock Exchange under the trading symbol “AF” and you may inspect information about the Company by visiting the New York Stock Exchange website at http://www.nyse.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain information into this prospectus, which means that we can disclose important information to you by referring to documents that we have filed, or will file, with the SEC. The information incorporated by reference contains information about us and our financial condition and performance and is an important part of this prospectus. We incorporate by reference the following documents filed with the SEC (other than information that pursuant to SEC rules is deemed not to be filed):

•	Our Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 001-11967);
•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 (File No. 001-11967);
•	Our Current Reports on Form 8-K filed on the following dates: January 12, 2012; January 26, 2012 (only with respect to Item 8.01); January 30, 2012; February 6, 2012; February 16, 2012; February 21, 2012; March 8, 2012; March 21, 2012; March 22, 2012; March 23, 2012; April 19, 2012 (only with respect to Item 8.01); and May 17, 2012 (File No. 001-11967);
•	Our Current Report on Form 8-K/A filed on April 20, 2012 (File No. 001-11967); and
•	Our Form 8-A for Registration of Certain Classes of Securities filed on April 24, 2002 (File No. 001-11967).

In addition, all future filings that we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the filing of this prospectus and prior to the termination of the applicable offering, are incorporated by reference into this prospectus and any supplements to this prospectus (other than information that pursuant to SEC rules is deemed not to be filed). Any statement contained in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that any statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement modified or superseded in this way will not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any supplement to this prospectus.

Upon written or oral request, we will provide, without charge, a copy of any or all of the documents that have been incorporated by reference in this prospectus or in any related prospectus supplement, but have not been delivered with the prospectus, except the exhibits to such documents, unless the exhibits have been specifically incorporated by reference.

Written requests for copies should be directed to Astoria Financial Corporation, Investor Relations Department, One Astoria Federal Plaza, Lake Success, New York 11042. Telephone requests for copies should be directed to (516) 327-7869.

You should rely only upon the information provided in this prospectus, or incorporated in this prospectus by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover of the applicable document.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, referred to as the Securities Act, and Section 21E of the Exchange Act. These statements may be identified by the use of the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following:

•	the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control;
•	there may be increases in competitive pressure among financial institutions or from non-financial institutions;
•	changes in the interest rate environment may reduce interest margins or affect the value of our investments;
•	changes in deposit flows, loan demand or real estate values may adversely affect our business;
•	changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently;
•	general economic conditions, either nationally or locally in some or all areas in which we do business, or conditions in the real estate or securities markets or the banking industry may be less favorable than we currently anticipate;
•	legislative or regulatory changes, including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, referred to as the Reform Act, and any actions regarding foreclosures, may adversely affect our business;
•	transition of our regulatory supervisor from the Office of Thrift Supervision to the Office of the Comptroller of the Currency, referred to as the OCC;
•	effects of changes in existing U.S. government or government-sponsored mortgage programs;
•	technological changes may be more difficult or expensive than we anticipate;
•	success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or
•	litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may be determined adverse to us or may delay the occurrence or non-occurrence of events longer than we anticipate.

We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

DESCRIPTION OF CAPITAL STOCK

General

The Company is authorized to issue 200,000,000 shares of its common stock, par value $0.01 per share, referred to as the AFC Common Stock, and 5,000,000 shares of its preferred stock having a par value of $1.00 per share, referred to as the AFC Preferred Stock. As of April 27, 2012 there were 98,448,461 shares of AFC Common Stock issued and outstanding and no shares of AFC Preferred Stock issued and outstanding. Each share of the AFC Common Stock has the same relative rights as, and is identical in all respects with, each other share of AFC Common Stock. The Company’s Board of Directors has the power from time to time to issue additional shares of AFC Common Stock or AFC Preferred Stock authorized by the Company’s Certificate of Incorporation, as amended, referred to as the Certificate of Incorporation, without obtaining approval of the Company’s stockholders. The rights, qualifications, limitations and restrictions on each series of AFC Preferred Stock issued will be determined by the Company’s Board of Directors and approved as required by the Delaware General Corporation Law, referred to as the DGCL, or otherwise, at the time of issuance and may include, among other things, rights in liquidation, rights to participating dividends, voting and convertibility to AFC Common Stock. The following descriptions of the Company’s capital stock are qualified in their entirety by reference to the Company’s Certificate of Incorporation.

Common Stock

The following summary contains a description of the general terms of the AFC Common Stock that we may issue. The specific terms of AFC Common Stock that we issue will be described in the related prospectus supplement. The following summary of the AFC Common Stock is not complete. We encourage you to read our Certificate of Incorporation and Bylaws, as amended, referred to as the Bylaws.

Dividends.  The Company can pay dividends out of statutory surplus or from certain net profits if, as, and when declared by the Company’s Board of Directors. The payment of dividends by the Company is subject to limitations that are imposed by law and applicable regulations. The holders of AFC Common Stock are entitled to receive and share equally in such dividends as may be declared by the Company’s Board of Directors out of funds legally available therefor. Any holders of AFC Preferred Stock will have a priority over the holders of AFC Common Stock with respect to dividends.

Voting Rights.  The holders of AFC Common Stock possess exclusive voting rights in the Company. Such holders elect the Company’s Board of Directors and act on such other matters as are required to be presented to them under the DGCL or the Company’s Certificate of Incorporation or as are otherwise presented to them by the Company’s Board of Directors. Except as discussed in “— Limitation on Voting Rights,” each holder of AFC Common Stock is entitled to one vote per share of AFC Common Stock and will not have any right to cumulate votes in the election of directors. Holders of AFC Preferred Stock will not have voting rights except in certain limited circumstances, although the Company’s Board of Directors may provide voting rights for any newly created series of AFC Preferred Stock that may be issued in the future.

Limitation on Voting Rights.  The Company’s Certificate of Incorporation provides that in no event shall any record owner of any outstanding AFC Common Stock that is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of AFC Common Stock, referred to as the Limit, be entitled or permitted to any vote with respect to the shares held in excess of the Limit. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated pursuant to the Exchange Act, and includes shares beneficially owned by such person or any of such person’s affiliates (as defined in the Company’s Certificate of Incorporation), shares that such person or such person’s affiliates have the right to acquire upon the exercise of conversion rights or options, and shares as to which such person and such person’s affiliates have or share investment or voting power, but shall not include shares beneficially owned by the ESOP of Astoria Federal Savings and Loan Association, referred to as Astoria Federal, or, in the case of directors or officers of Astoria Federal or the Company, shares beneficially owned by any other such director or officer or shares that are subject to a publicly solicited revocable proxy and that are not otherwise beneficially owned, or deemed by the Company to be beneficially owned, by such person and such person’s affiliates. The Company’s Certificate of Incorporation further provides that such provision limiting voting rights only may be amended upon the vote of 80% of the outstanding shares of voting stock.

Liquidation Rights.  In the event of any liquidation, dissolution, or winding up of Astoria Federal, the Company, as a holder of Astoria Federal’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Astoria Federal (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation accounts established for the benefit of certain account holders of Astoria Federal in connection with its conversion to stock form and for the benefit of certain account holders of Fidelity New York, FSB, The Greater New York Savings Bank and The Long Island Savings Bank, FSB in connection with their respective conversions to stock form, all assets of Astoria Federal available for distribution. In the event of liquidation, dissolution, or winding up of the Company, the holders of AFC Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution. Holders of AFC Preferred Stock will have a priority over the holders of AFC Common Stock in the event of liquidation or dissolution.

Preemptive Rights.  Holders of the AFC Common Stock are not entitled to preemptive rights with respect to any shares which may be issued.

Issuance of Stock.  In certain instances, the issuance of authorized but unissued shares of AFC Common Stock or AFC Preferred Stock may have an anti-takeover effect. The authority of the Company’s Board of Directors to issue AFC Preferred Stock with rights and privileges, including voting rights, as it may deem appropriate, may enable the Company’s Board of Directors to prevent a change of control of the Company despite a shift in ownership of AFC Common Stock. In addition, the authority of the Company’s Board to issue additional shares of AFC Common Stock may help deter or delay a change of control of the Company by increasing the number of shares needed to gain control.

Anti-takeover Provisions Contained in the Company’s Certificate of Incorporation and Bylaws.  Our Certificate of Incorporation and Bylaws contain a number of provisions, relating to corporate governance and certain rights of stockholders, that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, such provisions will also render the removal of our Board of Directors or management more difficult.

The following description is necessarily general and qualified by reference to our Certificate of Incorporation and Bylaws. See “Where You Can Find More Information” as to how to obtain a copy of these documents.

Limitation on Voting Rights.  As described above, our Certificate of Incorporation provides that in no event shall any record owner of any outstanding AFC Common Stock that is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of AFC Common Stock (the Limit) be entitled or permitted to any vote with respect to the shares held in excess of the Limit. See “— Limitation on Voting Rights” above for more information.

Classified Board; Power of Directors to Fill Vacancies.  Our Board of Directors is required by the Certificate of Incorporation and Bylaws to be divided into three classes. One of the three classes of directors is required to be elected annually by our stockholders for a three-year term. A classified board promotes continuity and stability of our management but makes it more difficult for stockholders to change a majority of the Board of Directors because it generally takes at least two annual elections of directors for this to occur. In addition, any vacancy occurring on the Board of Directors, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office.

Removal of Directors.  Our Certificate of Incorporation provides that a director may be removed from the Board of Directors prior to the expiration of his or her term only for cause and upon the affirmative vote of the holders of at least 80% of the voting power of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. In the absence of these provisions, the vote of the holders of a majority of our shares could remove the entire Board of Directors, with or without cause, and replace it with persons of such holders’ choice.

Votes of Stockholders.  Our Certificate of Incorporation also provides that any action required or permitted to be taken by our stockholders may be taken only at a duly called annual or special meeting of stockholders and prohibits stockholder action by written consent.

Authorized but Unissued Shares of Capital Stock.  Following the offering, we will have authorized but unissued shares of AFC Preferred Stock and AFC Common Stock. Our Board of Directors may authorize the issuance of one or more series of AFC Preferred Stock without stockholder approval. See “— Issuance of Stock.” These shares could be used by our Board of Directors to make it more difficult or to discourage an attempt to obtain control of us through a merger, tender offer, proxy contest or otherwise.

Stockholder Vote Required to Approve Business Combinations with Principal Stockholders.  Our Certificate of Incorporation requires the approval of the holders of at least 80% of the voting power of the then-outstanding shares of voting stock of the Company, voting together as a single class, to approve certain “Business Combinations” and related transactions. Under the DGCL, absent this provision, Business Combinations, which include mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of common stock and any other affected class of stock.

The vote of the holders of at least 80% of our shares is required in connection with any transaction involving an “Interested Stockholder” except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of our Board of Directors who are unaffiliated with the Interested Stockholder and were directors prior to the time when the Interested Stockholder became an Interested Stockholder or (ii) if the proposed transaction meets certain conditions set forth in our Certificate of Incorporation which are designed to afford the stockholders a fair price in consideration for their shares in which case, if a stockholder vote is required, approval of only a majority of the outstanding shares of voting stock would be sufficient.

The term “Interested Stockholder” is defined to include any individual, group acting in concert, corporation, partnership or other entity (other than us or our subsidiaries) which is the beneficial owner, directly or indirectly, of more than 10% of our outstanding voting stock.

A “Business Combination” means:

•	any merger or consolidation of us or any of our subsidiaries with or into any Interested Stockholder or its affiliate;
•	any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Stockholder or its affiliate of any of our assets or any of our subsidiaries having an aggregate Fair Market Value (as defined in the Certificate of Incorporation) equaling or exceeding 25% or more of the combined assets of us and our subsidiaries;
•	the issuance or transfer to any Interested Stockholder or its affiliate by us (or any subsidiary) of any of our securities in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value equaling or exceeding 25% of the combined Fair Market Value of the outstanding AFC Common Stock and the common stock of our subsidiaries, except for any issuance or transfer pursuant to an employee benefit plan of ours or a subsidiary of ours;
•	the adoption of any plan or proposal for our liquidation or dissolution proposed by or on behalf of any Interested Stockholder or its affiliate; or

•	any reclassification of securities (including any reverse stock split), recapitalization, merger or consolidation of us with any of or subsidiaries or any other transaction that has the effect of increasing the proportionate share of the outstanding shares of any class of our (or any subsidiary’s) equity or convertible securities, which is directly or indirectly owned by any Interested Stockholder or its affiliate.

Evaluation of Offers.  Our Certificate of Incorporation provides that our Board of Directors, when evaluating any offer from another party to:

•	make a tender or exchange offer for any outstanding equity security of ours;
•	merge or consolidate us with another corporation or entity; or
•	purchase or otherwise acquire all or substantially all of our properties and assets,

may, in connection with the exercise of its judgment in determining what is in the best interest of us and our stockholders, give due consideration to all relevant factors, including, without limitation, those factors that directors of any of our subsidiaries may consider in evaluating any action that may result in a change or potential change in the control of the subsidiary, and the social and economic effect of acceptance of such offer:

•	on our present and future customers and employees and those of our subsidiaries;
•	on the communities in which we and our subsidiaries operate or are located;
•	on our ability to fulfill our corporate objective under applicable laws and regulations; and
•	on the ability of Astoria Federal to fulfill the objectives of a stock form savings and loan association under applicable statutes and regulations.

By including these standards in our Certificate of Incorporation, our Board of Directors may be in a stronger position to oppose such a transaction if it concludes that the transaction would not be in our best interests, even if the price offered is significantly greater than the then market price of our equity securities.

Amendment of Certificate of Incorporation and Bylaws.  Amendment of the provision of our Certificate of Incorporation relating to Business Combinations, and various other provisions, must be approved by the affirmative vote of the holders of at least 80% of the voting power of all of our then-outstanding shares of our capital stock, voting together as a single class. In addition, the Company reserves the right to amend or repeal any provision contained in the Certificate of Incorporation in the manner prescribed by the DGCL and all rights conferred upon stockholders are granted subject to this reservation.

Furthermore, our Certificate of Incorporation provides that the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company, and these actions shall require the approval of a majority of the entire Board of Directors. The stockholders shall also have the power to adopt, amend or repeal the Bylaws; provided, however, that in addition to any vote of the holders of any class or series of stock of the Company required by law or the Certificate of Incorporation, the affirmative vote of the holders of at least 80% of the voting power of all of our then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provisions of the Bylaws. These provisions could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through Bylaw amendments is an important element of the takeover strategy of the acquiror. Absent these provisions, the DGCL provides that a corporation’s certificate of incorporation and bylaws may be amended by the holders of a majority of the corporation’s outstanding capital stock.

Stockholder Nominations and Proposals.  Our Bylaws require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at an annual stockholder meeting, to give approximately 90 days’ notice in advance of the annual stockholders’ meeting to our Secretary. This advance notice provision requires a stockholder who desires to raise new business to provide certain information to us concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter. Similarly, a stockholder who wishes to nominate any person for election as a director must provide us with certain information concerning the nominee and the proposing stockholder.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws.  The provisions described above are intended to reduce our vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of our Board of Directors. Our Board of Directors believes these provisions are in the best interests of the Company and its stockholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, our Board of Directors believes it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with management and the Board of Directors and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors’ view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of the Company and that otherwise is in the best interests of all stockholders.

Delaware Corporate Law.  The State of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the DGCL, is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

In general, Section 203 provides that a “Person” who owns 15% or more of the outstanding voting stock of a Delaware corporation may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such “Person” acquired 15% of the outstanding voting stock. The DGCL defines “business combination” broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

The statute exempts the following transactions from the requirements of Section 203:

•	any business combination if, prior to the date a person acquired 15% of the outstanding voting stock, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder acquiring 15%;
•	any business combination involving a person who acquired at least 85% of the outstanding voting stock in the same transaction in which 15% of the outstanding voting stock was acquired (with the number of shares outstanding calculated without regard to those shares owned by the corporation’s directors who are also officers and by certain employee stock plans);
•	any business combination that is approved by the board of directors and by a two-thirds vote of the outstanding voting stock not owned by the interested party; and
•	certain business combinations that are proposed after the receipt by the corporation of certain other acquisition proposals which are approved or not opposed by a majority of certain continuing members of the board of directors.

A corporation may exempt itself from the requirement of the statute by adopting an amendment to its certificate of incorporation or bylaws electing not to be governed by Section 203 of the DGCL. At the present time, the Board of Directors does not intend to propose any such amendment.

Regulatory Restrictions — Change of Control Regulations.  The Change in Bank Control Act of 1978, as amended, referred to as the Change in Bank Control Act, provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the OCC, has been given 60 days prior written notice. The Home Owners’ Loan Act, as amended, referred to as the HOLA, provides that no company may acquire “control” of a savings institution without the prior approval of the OCC. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Board of Governors of the Federal Reserve System, referred to as the FRB. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated “control factors” are also present in the acquisition.

The OCC may prohibit an acquisition of control if:

•	it would result in a monopoly or substantially lessen competition;
•	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or
•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

These restrictions do not apply to the acquisition of a savings institution’s capital stock by one or more tax-qualified employee stock benefit plans, provided that the plans do not have beneficial ownership of more than 25% of any class of equity security of the savings institution.

Preferred Stock

The following summary contains a description of the general terms of the AFC Preferred Stock that we may issue. The specific terms of any series of AFC Preferred Stock will be described in the prospectus supplement relating to that series of AFC Preferred Stock. The terms of any series of AFC Preferred Stock may differ from the terms described below. Certain provisions of the AFC Preferred Stock described below and in any prospectus supplement are not complete. You should refer to the amendment to our Certificate of Incorporation or the Certificate of Designations, Rights and Preferences with respect to the establishment of a series of AFC Preferred Stock, which will be filed with the SEC in connection with the offering of such series of AFC Preferred Stock.

General.  The AFC Preferred Stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of the AFC Preferred Stock. You should read the prospectus supplement relating to the particular series of the AFC Preferred Stock being offered for specific terms, including:

•	the designation and stated value per share of the AFC Preferred Stock and the number of shares offered;
•	the amount of liquidation preference per share;
•	the price at which the AFC Preferred Stock will be issued;
•	the dividend rate or method of calculation, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to accumulate;
•	any redemption or sinking fund provisions;
•	any conversion provisions; and
•	any other rights, preferences, privileges, limitations and restrictions on the AFC Preferred Stock.

The AFC Preferred Stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, each series of the AFC Preferred Stock will rank equally as to dividends and liquidation rights in all respects with each other series of AFC Preferred Stock. The rights of holders of shares of each series of AFC Preferred Stock will be subordinate to those of our general creditors.

Rank.  Any series of the AFC Preferred Stock will, with respect to the priority of the payment of dividends and the priority of payments upon liquidation, winding up, and dissolution, rank:

•	senior to all classes of AFC Common Stock and all equity securities issued by us, the terms of which specifically provide that the equity securities will rank junior to the AFC Preferred Stock (referred to as the Junior Securities);
•	equally with all equity securities issued by us, the terms of which specifically provide that the equity securities will rank equally with the AFC Preferred Stock (referred to as the Parity Securities); and
•	junior to all equity securities issued by us, the terms of which specifically provide that the equity securities will rank senior to the AFC Preferred Stock.

Dividends.  Holders of the AFC Preferred Stock of each series will be entitled to receive, when, as, and if declared by our Board of Directors, cash dividends at such rates and on such dates described, if any, in the prospectus supplement. Different series of AFC Preferred Stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books on record dates fixed by our Board of Directors, as specified in the applicable prospectus supplement.

Dividends on any series of the AFC Preferred Stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our Board of Directors does not declare a dividend payable on a dividend payment date on any series of noncumulative AFC Preferred Stock, then the holders of that noncumulative AFC Preferred Stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative AFC Preferred Stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement. No dividends may be declared or paid or funds set apart for the payment of dividends on any Junior Securities unless full cumulative dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on any AFC Preferred Stock that is cumulative with respect to dividends.

No full dividends may be declared or paid or funds set apart for the payment of any dividends on any Parity Securities unless dividends have been paid or set apart for payment on the AFC Preferred Stock. If full dividends are not paid, the AFC Preferred Stock will share dividends pro rata with the Parity Securities.

Rights Upon Liquidation.  If we dissolve, liquidate, or wind up our affairs, either voluntarily or involuntarily, the holders of each series of AFC Preferred Stock will be entitled to receive, before any payment or distribution of assets is made to holders of Junior Securities, liquidating distributions in the amount described in the prospectus supplement relating to that series of the AFC Preferred Stock, plus an amount equal to accrued and unpaid dividends and, if the series of the AFC Preferred Stock is cumulative, for all dividend periods prior to that point in time. If the amounts payable with respect to the AFC Preferred Stock of any series and any other Parity Securities are not paid in full, the holders of the AFC Preferred Stock of that series and of the Parity Securities will share proportionately in the distribution of our assets in proportion to the full liquidation preferences to which they are entitled. After the holders of AFC Preferred Stock and the Parity Securities are paid in full, they will have no right or claim to any of our remaining assets.

The sale of all or substantially all of our property and assets, our merger into or consolidation with any other corporation or the merger of any corporation into us will not be considered a dissolution, liquidation or winding up of our business or affairs.

As a savings and loan association holding company, our rights, the rights of our creditors and the rights of our stockholders (including the holders of any AFC Preferred Stock offered by this prospectus and the applicable prospectus supplement) to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of preferred equity holders and creditors of such subsidiary (including depositors, in the case of Astoria Federal), except to the extent that we may be recognized as a creditor with recognized claims against the subsidiary. Accordingly, the AFC Preferred Stock will be effectively subordinated to all existing and future liabilities of our present and future subsidiaries (including Astoria Federal’s deposit liabilities).

Redemption.  We may provide that a series of the AFC Preferred Stock may be redeemable, in whole or in part, at our option, with prior approval of the FRB, if required. In addition, a series of AFC Preferred Stock may be subject to mandatory redemption pursuant to a sinking fund or otherwise. The redemption provisions that may apply to a series of AFC Preferred Stock, including the redemption dates and the redemption prices for that series, will be described in the prospectus supplement.

In the event of partial redemptions of AFC Preferred Stock, whether by mandatory or optional redemption, our Board of Directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable.

On or after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of AFC Preferred Stock called for redemption. In addition, all rights of holders of the shares will terminate except for the right to receive the redemption price.

Unless otherwise specified in the applicable prospectus supplement for any series of AFC Preferred Stock, if any dividends on any other series of AFC Preferred Stock ranking equally as to payment of dividends and liquidation rights with such series of AFC Preferred Stock are in arrears, no shares of any such series of AFC Preferred Stock may be redeemed, whether by mandatory or optional redemption, unless all shares of AFC Preferred Stock are redeemed, and we will not purchase any shares of such series of AFC Preferred Stock. This requirement, however, will not prevent us from acquiring such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

Voting Rights.  Unless otherwise described in the applicable prospectus supplement, holders of the AFC Preferred Stock will have no voting rights except as otherwise required by law or in our Certificate of Incorporation. If the holders of a series of AFC Preferred Stock are entitled to vote and the applicable prospectus supplement does not state otherwise, then each share of AFC Preferred Stock will have one vote. For any series of AFC Preferred Stock having one vote per share, the voting power of the series, on matters on which holders of that series and holders or any other series of AFC Preferred Stock are entitled to vote as a single class, will solely depend on the total number of shares in that series and not the aggregate liquidation preference or initial offering price.

Under regulations adopted by the OCC, if the holders of any series of the AFC Preferred Stock are or become entitled (i) to vote for the election of directors or (ii) to vote or to direct the conduct of the operations or other significant policies of the Company, such series may then be deemed a class of voting stock. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the FRB. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated “control factors” are also present in the acquisition. See “— Common Stock — Regulatory Restrictions — Change of Control Regulations” above for more information.

Exchangeability.  We may provide that the holders of shares of AFC Preferred Stock of any series may be required at any time or at maturity to exchange those shares for our notes (as defined below). The applicable prospectus supplement will specify the terms of any such exchange.

Conversion.  The applicable prospectus supplement relating to a series of convertible AFC Preferred Stock will describe the terms on which shares of that series are convertible into shares of AFC Common Stock or a different series of AFC Preferred Stock.

DESCRIPTION OF SENIOR NOTES DUE 2017

We may offer Senior Notes due 2017, referred to as the notes. The notes will be issued under an indenture to be dated as of the date of issuance, referred to as the Indenture, between us and Wilmington Trust, National Association, a national banking association, as trustee, referred to as the Trustee or Wilmington Trust. The Trustee’s main role is to enforce your rights against us if we default.

The following description sets forth certain general terms and provisions of the notes. The particular terms of the notes offered by any prospectus supplement will be described in the related prospectus supplement. The following summaries of the notes are not complete. We urge you to read the Indenture that is filed with the SEC and the description of the additional terms of the notes included in the prospectus supplement. Accordingly, for a description of the terms of a particular issue of the notes, reference must be made to the related prospectus supplement and the Indenture as well as to the following description. Wherever we refer to particular sections or defined terms of the Indenture, it is our intent that those sections or defined terms will be incorporated by reference in this prospectus.

As a savings and loan association holding company, our rights, the rights of our creditors (including holders of the notes) and the rights of our stockholders to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of preferred equity holders and creditors of such subsidiary (including depositors, in the case of Astoria Federal), except to the extent that we may be recognized as a creditor with recognized claims against the subsidiary. Our obligations under the notes will not be guaranteed by any of our subsidiaries. Accordingly, the notes will be effectively subordinated to all existing and future liabilities of our present and future subsidiaries (including Astoria Federal’s deposit liabilities). In addition, as a holding company, we rely primarily on dividends from Astoria Federal to make payments on our notes and to pay other corporate expenses. Dividend payments from Astoria Federal are subject to regulatory limitations, generally based on current and retained earnings, imposed by the OCC and the FRB.

General

The Indenture will not limit or otherwise restrict the amount of other indebtedness which we may incur or other securities which we or our subsidiaries may issue, including indebtedness which may rank senior to the notes. We may, without notice to or the consent of the holders of notes, but in compliance with the terms of the Indenture, issue additional notes having the same ranking, interest rate, maturity date and other terms as the notes. Any such additional notes, together with the notes being issued hereby, will constitute a single series under the Indenture; provided, however, that no additional notes may be issued unless they will be fungible with the notes offered hereby for United States federal income tax and securities law purposes; and provided, further, that the additional notes have the same CUSIP number as the notes offered hereby. No additional notes may be issued if any event of default (as defined below) has occurred and is continuing with respect to the notes.

You should read the prospectus supplement relating to the particular notes being offered for specific terms relating to the offering not otherwise described herein. These terms will include some or all of the following:

•	the aggregate principal amount of the notes which may be issued under the Indenture;
•	the principal amount payable, whether at maturity or upon earlier acceleration;

•	whether the notes will be issued as “original issue discount securities” (as defined below);
•	the date in 2017 on which the principal of the notes is payable;
•	the fixed interest rate or rates per annum;
•	the date from which any interest will accrue;
•	the interest payment dates;
•	the price or prices at which the notes will be issued, which may be expressed as a percentage of the aggregate principal amount of those notes; and
•	any other terms of the notes which are not inconsistent with the provisions of the Indenture.

The notes may be issued as “original issue discount securities” which bear no interest or interest at a rate which, at the time of issuance, is below market rates and which will be sold at a substantial discount below their principal amount. If the maturity of any original issue discount security is accelerated, the amount payable to the holder of the security will be determined by the applicable prospectus supplement, the terms of the security and the relevant indenture, but may be an amount less than the amount payable at the maturity of the principal of that original issue discount security. Special federal income tax and other considerations relating to original issue discount securities will be described in the applicable prospectus supplement.

You should be aware that other special federal income tax, accounting and other considerations may apply to the notes. The prospectus supplement relating to the notes will describe these considerations.

Please review the applicable prospectus supplement or pricing supplement you will receive for the terms of the specific notes we are offering.

The notes will mature on such date in 2017 as will be set forth in the applicable prospectus supplement. The notes will not be subject to, or entitled to the benefits of, a sinking fund or repurchase by us at the option of the holders. The notes will be issued only in fully registered book-entry form without coupons and in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will not be listed on any securities exchange. The notes will be issued pursuant to the Indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders have rights under the Indenture. Payment of the principal of, and interest on, the notes represented by a global note registered in the name of or held by The Depository Trust Company, referred to as DTC, or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered owner and holder of such global note.

The Indenture contains no covenants or restrictions restricting the incurrence of debt by us or by our subsidiaries. The Indenture contains no financial covenants and does not restrict us from paying dividends or issuing or repurchasing other securities, and does not contain any provision that would provide protection to the holders of the notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality, except to the extent described under the headings “— Merger, Consolidation, Sale, Lease or Conveyance” and “— Certain Covenants” below.

The notes will not be savings accounts, deposits or other obligations of any of our subsidiaries and will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Methods of Receiving Payments on the Notes

The notes will be payable as to principal and interest at the office or agency of the paying agent (which may be us), or, at our option, payment of interest may be made by check mailed to the holders of the notes at their addresses set forth in the register of holders, and provided that all payments of principal and interest with respect to notes a holder of which owns at least $50 million aggregate principal amount of notes and has given wire transfer instructions to us at least ten business days prior to the applicable payment date, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holder thereof.

Optional Redemption

We may, at our option, at any time on or after the date that is 30 days prior to the maturity date, redeem the notes in whole or in part on not less than 30 nor more than 60 days prior notice mailed to the holders of the notes. The notes will be redeemable at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest on the principal amount of notes being redeemed to the date of redemption.

Unless we default in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Selection and Notice.  If less than all of the notes are to be redeemed at any time, the Trustee shall select the notes to be redeemed among the holders of the notes, on a pro rata basis, by lot or in accordance with any other method the Trustee deems fair and appropriate, subject to the rules and procedures of DTC. Notes and portions of notes selected shall be in amounts of $2,000 or whole multiples of $1,000, except that, if all of the notes of a holder are to be redeemed, the entire outstanding amount of notes held by such holder, even in not a multiple of $1,000, shall be redeemed.

Notice of redemption will be mailed by first class mail to each holder of notes to be redeemed at its registered address at least 30 but no more than 60 days before the applicable redemption date, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that notice that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of any note being redeemed in part upon surrender for cancellation of the original note. Notes called for redemption become due and payable on the date fixed for redemption.

Events of Default; Waiver

An “event of default,” when used in the Indenture, means any of the following:

•	our default in the payment of any interest on the notes when due, and continuance of such default for a period of 30 days;
•	our default in the payment of any principal of the notes when due;
•	our failure to perform any other covenant or agreement in the Indenture and the continuance of such default or breach for a period of 90 days after notice to us by the Trustee or the holders of at least 25% in aggregate principal amount of the notes by notice to us (with a copy to the Trustee) specifying such failure and requiring it to be remedied;
•	a court having jurisdiction enters a decree or order for relief in respect of us or Astoria Federal in an involuntary case or preceding under any applicable bankruptcy, insolvency, reorganization or other similar law, or a decree or order adjudging us or Astoria Federal a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of us or Astoria Federal under any applicable federal or state law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of us or Astoria Federal or for any substantial part of our property, or ordering the winding-up or liquidation of our affairs, shall have been entered, and such decree or order remains unstayed and in effect for a period of 60 consecutive days;
•	we or Astoria Federal commence a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated as bankrupt or insolvent, or consent to the entry of a decree or order for relief in an involuntary case or proceeding under any such law, or to the commencement of any bankruptcy or insolvency case or proceeding against us or Astoria Federal, or the filing by us or Astoria Federal of a petition or answer to consent seeking reorganization or relief under any such applicable federal or state law, or the consent by us or Astoria Federal to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of us or Astoria Federal or of any substantial part of our or its property, or the making by us or Astoria Federal of an assignment for the benefit of creditors, or the taking of action by us or Astoria Federal in furtherance of any such action; or
•	our default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us or Astoria Federal having an aggregate principal amount outstanding of at least $50,000,000, or under any mortgage, indenture or instrument (including the Indenture) under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or Astoria Federal having an aggregate principal amount outstanding of at least $50,000,000, whether such indebtedness now exists or is created or incurred in the future, which default (i) constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause (i), such indebtedness having been discharged or, in the case of clause (ii), without such indebtedness having been discharged or such acceleration having been rescinded or annulled.

If an event of default occurs and continues, the Trustee by notice to us or the holders of at least 25% in aggregate principal amount of the outstanding notes by notice to us (with a copy to the Trustee) may declare the entire principal of and all accrued but unpaid interest on all the notes to be due and payable immediately. Subject to certain conditions, but before a judgment or decree for payment of the money due has been obtained, such declaration and its consequences may be rescinded and annulled by the holders of a majority in principal amount of the outstanding notes.

The Indenture also provides that the holders of a majority in principal amount of the notes may waive any existing default with respect to the notes and its consequences, except a default in the payment of the principal of and interest on the notes.

The holders of a majority in principal amount of the notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines may be unduly prejudicial to the holders of the notes not joining in the direction or that may involve the Trustee in personal liability. In addition, the Trustee may take any other action it deems proper that is not inconsistent with any such direction received from the holders of the notes. The Trustee shall not be obligated to take any action at the direction of holders unless such holders have provided to the Trustee security or indemnity satisfactory to the Trustee.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an event of default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of notes unless such holders have offered to the Trustee reasonable indemnification. Except to enforce the right to receive payment of principal, premium, if any, or interest, when due, no holder of a note may pursue any remedy with respect to the Indenture or such note unless:

•	such holder has previously given the Trustee written notice of a continuing event of default;
•	holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request to the Trustee to pursue the remedy;
•	such holders provide to the Trustee security or indemnity acceptable to the Trustee against any loss, liability or expense;
•	the Trustee has not complied with such request within 60 days after receipt of the request and the provision of security or indemnity acceptable to the Trustee; and
•	the holders of a majority in aggregate principal amount of the outstanding notes do not give the Trustee a direction inconsistent with the request within such 60-day period.

Except in the case of a default or event of default in payment of principal of and interest on any note, the Trustee may withhold notice of a default or event of default if and so long as a committee of its responsible officers in good faith determines that withholding the notice is in the interests of the holders of the notes. We are required to deliver to the Trustee annually a statement from our applicable officers regarding whether or not they have knowledge of any default or event of default. Within 30 days of any applicable officer becoming aware of any default or event of default, such officer is required to deliver to the Trustee a statement specifying such default or event of default. For purposes of this paragraph, “default” means any event which is, or after notice or lapse of time or both would become, an event of default under the Indenture with respect to the notes.

Ranking

The notes will be senior unsecured indebtedness of Astoria Financial Corporation and rank equally with our other senior unsecured indebtedness and will be effectively subordinate to our secured indebtedness. Since we are a holding company, our rights and the rights of our creditors, including holders of the notes, to participate in any distribution of the assets of our subsidiaries, upon a subsidiary’s dissolution, winding-up, liquidation or reorganization or otherwise, and thus the ability of a holder of notes to benefit indirectly from such distribution, is subject to the prior claims of creditors of any such subsidiary, including, in the case of Astoria Federal, its depositors, except to the extent that we may be a creditor of such subsidiary and our claims are recognized. Claims on our subsidiaries by creditors other than us may include claims with respect to long-term debt and substantial obligations with respect to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, other short-term borrowings and various other financial obligations. There are legal limitations on the extent to which some of our subsidiaries may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or some of our other subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under our contracts or otherwise to make any funds available to us. Accordingly, the notes will be structurally subordinated to all existing and future liabilities of our subsidiaries.

Paying Agent and Registrar

The Trustee will initially act as paying agent and registrar. We may change the paying agent or registrar for the notes without prior notice to the holders of the notes, and we or any of our subsidiaries may act as paying agent or registrar.

Payment and Place of Payment

The notes will be payable as to principal, premium, if any, and interest at the office or agency of the paying agent, or, at our option, we may pay any interest by check mailed to the holders of the notes at their addresses set forth in the register of holders. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Merger, Consolidation, Sale, Lease or Conveyance

We will not merge or consolidate with or merge into any person, or sell, lease or convey, in a single transaction or in a series of transactions, all or substantially all of our assets to any person, unless:

•	we are the continuing corporation, or the successor corporation or the person that acquires all or substantially all of our assets is a corporation organized and existing under the laws of the United States or a state thereof or the District of Columbia and expressly assumes all our obligations under the notes and the Indenture or assumes such obligations as a matter of law;
•	immediately after giving effect to such merger, consolidation, sale lease or conveyance there is no default (as defined above) or event of default under the Indenture; and
•	we shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that the transaction complies with the terms of the Indenture and that all conditions precedent in the Indenture provided for relating to such transaction have been complied with.

Upon any such consolidation or merger, sale, lease or conveyance, the successor corporation formed, or into which we are merged or to which such sale, conveyance or transfer is made, shall succeed to, and be substituted for, us under the Indenture with the same effect as if it had been an original party to the Indenture. As a result, we will be released from all our liabilities and obligations under the Indenture and under the notes.

Although there is a limited body of case law interpreting the phrase “substantially all” and similar phrases, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “substantially all” the property or assets of a person.

Certain Covenants

Subject to certain exceptions, the Indenture:

•	prohibits us and Astoria Federal from, directly or indirectly, selling or otherwise disposing of shares of voting capital stock, or securities convertible into voting capital stock, or options, warrants or rights to subscribe for or purchase voting capital stock of Astoria Federal; and
•	prohibits Astoria Federal from issuing, selling or otherwise disposing of any shares of its voting capital stock or securities convertible into its voting capital stock or options, warrants or rights to subscribe for or purchase its voting capital stock;

unless we will own, directly or indirectly, at least 80% of the issued and outstanding voting stock of Astoria Federal after giving effect to that transaction. The covenant described in the preceding sentence does not apply to any transaction of the type described above under “— Merger, Consolidation, Sale, Lease or Conveyance.” Furthermore, we will not permit Astoria Federal to:

•	merge or consolidate with or into any corporation or other person, unless we are the surviving corporation or person, or unless we will own, directly or indirectly, at least 80% of the surviving corporation’s issued and outstanding voting stock; or
•	lease, sell, assign or transfer all or substantially all of its properties and assets to any corporation or other person (other than us), unless we will own, directly or indirectly, at least 80% of the issued and outstanding voting stock of that corporation or other person.

However, we may agree to any such merger or consolidation or sale, lease, assignment or transfer of securities, properties or assets if: (i) required by law, such lease, sale, assignment or transfer of securities is made to any person for the purpose of the qualification of such person to serve as a director; (ii) such lease, sale, assignment or transfer of securities is made by us or any of our subsidiaries acting in a fiduciary capacity for any person other than us or any of our subsidiaries; (iii) made in connection with the consolidation of us with or the sale, lease or conveyance of all or substantially all of the assets of us to, or merger of us with or into any other person (as to which the covenant described above under the heading “— Merger, Consolidation, Sale, Lease or Conveyance” shall apply); (iv) it is required by any law or any rule, regulation or order of any governmental agency or authority; or (v) it is required as a condition imposed by any law or any rule, regulation or order of any governmental agency or authority to the acquisition by us of another entity; provided that in the case of (v) only, after giving effect to such acquisition, (y) at least 80% of the issued and outstanding voting stock of such entity will be owned, directly or indirectly, by us and (z) our consolidated assets will be at least equal to 70% of our consolidated assets prior to the acquisition. These covenants will not prohibit us or Astoria Federal from selling or transferring assets pursuant to any securitization transaction or pledging any assets to secure borrowings incurred in the ordinary course of business, including, without limitation, to secure advances from the Federal Home Loan Bank of New York and reverse repurchase agreements.

Furthermore, for so long as the notes are outstanding, we will not, nor will we permit Astoria Federal to, incur debt secured by any shares of voting stock of Astoria Federal (or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of that voting stock) without making effective provision for securing the notes equally and ratably with that secured debt. However, this covenant will not apply to the extent that we continue to own at least 80% of the issued and outstanding voting stock of Astoria Federal (treating that encumbrance as a transfer of those shares to the secured party). The foregoing restriction does not apply to any:

•	pledge, encumbrance or lien to secure our indebtedness or the indebtedness of a subsidiary as part of the purchase price of such shares of voting stock, or incurred prior to, at the time of or within 120 days after acquisition thereof for the purpose of financing all or any part of the purchase price thereof;
•	lien for taxes, assessments or other government charges or levies (i) which are not yet due or payable without penalty, (ii) which we are contesting in good faith by appropriate proceedings so long as we have set aside on our books such reserves as shall be required in respect thereof in conformity with generally accepted accounting principles or (iii) which secure obligations of less than $1 million in amount;
•	lien of any judgment, if that judgment (i) is discharged, or stayed on appeal or otherwise, within 60 days, (ii) is currently being contested in good faith by appropriate proceedings so long as we have set aside on our books such reserves as shall be required in respect thereof in conformity with generally accepted accounting principles or (iii) involves claims of less than $1 million; or
•	any pledge or lien on the voting stock of Astoria Federal to secure a loan or other extension of credit by any of our subsidiaries subject to Section 23A of the Federal Reserve Act.

The holders of no less than a majority in aggregate principal amount of the notes may waive compliance in a particular instance by us with any provision of the Indenture or the notes, including the foregoing covenants, except as otherwise stated below under “— Modification of the Indenture.”

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes, when:

(1)  either:

(i)  all notes have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment has been deposited in trust and thereafter repaid to us, have been delivered to the Trustee for cancellation; or

(ii) all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or shall become due and payable within one year and we have irrevocably deposited with the Trustee, in trust, for the benefit of the holders of the notes, cash in United States dollars and/or non-callable government securities in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the entire indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest, to the date of maturity or redemption;

(2)  we have paid all sums payable by us under the Indenture with respect to the notes;

(3)  we have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be; and

(4)  we have delivered to the Trustee an officers’ certificate and an opinion of counsel stating that the conditions precedent to the satisfaction and discharge of the notes have been satisfied.

Legal Defeasance and Covenant Defeasance

Legal Defeasance.  We will be deemed to have paid and will be discharged from any and all obligations in respect of the notes on the 91st day after we have made the deposit referred to below, and the provisions of the Indenture will cease to be applicable with respect to the notes (except for, among other matters, certain obligations to register the transfer of or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold funds for payment in trust) if:

(1)  we have deposited with the Trustee, in trust, cash in United States dollars and/or certain non-callable government securities that will provide funds in amount sufficient, in the opinion of a nationally recognized public accounting firm, to pay the principal, premium, if any, and accrued interest on the notes at the time such payments are due in accordance with the terms of the Indenture;

(2)  we have delivered to the Trustee:

(i)  an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred, which opinion of counsel must be based upon a ruling of the Internal Revenue Service to the same effect or a change in applicable federal income tax law or related treasury regulations after the date of the Indenture; and

(ii)  an opinion of counsel to the effect that the defeasance trust does not constitute an “investment company” within the meaning of the Investment Company Act of 1940 and, after the passage of 91 days following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(3)  no default (as defined above) or event of default will have occurred and be continuing on the date of such deposit, or insofar as events of default due to certain events of bankruptcy, insolvency or reorganization in respect of us are concerned, during the period ending on the 91st day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which we are a party or by which we are bound;

(4)  we shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that, subject to certain assumptions and exclusions, all conditions precedent provide for or relating to the defeasance have been complied with; and

(5)  the Trustee shall have received such other documents, assurances and opinions of counsel as the Trustee shall have reasonably required.

Covenant Defeasance.  We will not need to comply with certain restrictive covenants, and the provisions of the Indenture will cease to be applicable with respect to an event of default under the notes other than an event of default due to our failure to pay the principal of or interest on the notes when due, upon:

(1)  the satisfaction of the conditions described in clauses 1, 2(ii), 3, 4 and 5 of the preceding paragraph; and

(2)  our delivery to the Trustee of an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such defeasance had not occurred.

If we exercise our option to omit compliance with certain provisions of the Indenture as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an event of default that remains applicable, the amount of money and/or non-callable government securities on deposit with the Trustee may not be sufficient to pay amounts due on the notes at the time of acceleration resulting from such event of default. In such event, we will remain liable for such payments.

Modification of the Indenture

Except as set forth below, modification and amendment of the Indenture as applicable to the notes may be made only with the consent of the holders of not less than a majority in principal amount of the notes then outstanding voting as a single class.

No modification or amendment of the Indenture as applicable to the notes may, without the consent of each holder affected thereby, do any of the following (with respect to any notes held by a non-consenting holder):

•	change the stated maturity of the principal of, or interest on, any note;
•	reduce the principal amount of any note or reduce the rate of, or extend or change the time for payment of, interest on the any note;
•	change the place or currency of payment of principal, premium, if any, or interest on any note;
•	reduce any amount payable upon the redemption of any note;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any note;
•	reduce the percentage in principal amount of outstanding notes the consent of whose holders is required for modification or amendment of the Indenture;
•	reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or
•	modify such provisions with respect to modification and waiver.

We and the Trustee may modify or amend the Indenture as applicable to the notes, without the consent of any holder of the notes, for any of the following purposes:

•	to cure any ambiguity, defect or inconsistency;
•	to provide for uncertificated notes in addition to or in place of definitive notes or to alter certain provisions relating to the notes in the Indenture in a manner that does not adversely affect any holder of any note;
•	to provide for the assumption of our obligations by a successor in accordance with the covenant described above under “— Merger, Consolidation, Sale, Lease or Conveyance;”
•	to conform the text of the Indenture or the notes to any provision of the “Description of the Notes” section in a prospectus supplement;
•	to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any note as described above under “— Satisfaction and Discharge” and “— Legal Defeasance and Covenant Defeasance;”
•	to make any change that would provide any additional rights or benefits to the holders of the notes;
•	to make any change that is not inconsistent with the Indenture and does not adversely affect the legal rights thereunder of any holder of a note; or
•	to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, referred to as the Trust Indenture Act.

Subject to the requirements for the holders to waive a default and to pursue a remedy with respect to the Indenture or the notes and the rights of any holder of a note to receive payment of principal of, premium, if any, on and interest on such note, holders of a majority in aggregate principal amount of the notes voting as a single class may waive compliance in a particular instance by us with any provision of the Indenture or the note, except as otherwise stated above.

Outstanding Notes; Determinations of Holders’ Actions

Notes outstanding at any time are the notes authenticated by the Trustee except for those cancelled by it, those mutilated, destroyed, lost or stolen that have been replaced by the Trustee, those delivered to the Trustee for cancellation and those described below as not outstanding. A note does not cease to be outstanding because we or an affiliate of us holds the note; provided, however, that in determining whether the holders of the requisite principal amount of notes have given or concurred in any request, demand, authorization, direction, notice, consent, amendment or waiver, notes owned by us or an affiliate of us will be disregarded and deemed not to be outstanding. If the paying agent holds on a redemption date money or securities sufficient to pay notes payable on that date, then immediately after such redemption date such notes will cease to be outstanding.

The Trustee may make reasonable rules for action by or at a meeting of holders of the notes. The registrar or paying agent may make reasonable rules and set reasonable requirements for its functions.

Limitation on Individual Liability

No director, officer, employee, incorporator or stockholder of us, as such, will have any liability for any obligations of us under the notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of a note, by accepting a note waives and releases such liability. The waiver and release are part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Trustee

Wilmington Trust will act as trustee for the notes under the Indenture, as permitted by the terms thereof. At all times, the Trustee must be organized and doing business under the laws of the United States or any state thereof, and must comply with the applicable requirements under the Trust Indenture Act. The Trustee may resign at any time by giving us written notice and may be removed as Trustee with respect to the notes:

•	by notification in writing by the holders of a majority in aggregate principal amount of the outstanding notes; or
•	by us if it (i) fails to comply with the obligations imposed upon it under the Trust Indenture Act; (ii) is not organized and doing business under the laws of the United States or any state thereof; (iii) becomes incapable of acting as Trustee; or (iv) a court takes certain actions with respect to such Trustee relating to bankruptcy or insolvency.

If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, we will promptly appoint a new Trustee. A resignation or removal of the Trustee will become effective only upon the successor Trustee’s acceptance of appointment in writing. The successor Trustee will mail a notice of its succession to holders of the notes.

The occurrence of any default under the Indenture could create a conflicting interest for the Trustee under the Trust Indenture Act. If that default has not been cured or waived within 90 days after the Trustee has or acquired a conflicting interest, the Trustee would generally be required by the Trust Indenture Act to eliminate that conflicting interest or resign as Trustee with respect to the notes issued under the Indenture. If the Trustee resigns, we are required to promptly appoint a successor trustee with respect to the affected securities.

The Trust Indenture Act also imposes certain limitations on the right of the Trustee, as a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any cash claim or otherwise. The Trustee will be permitted to engage in other transactions with us, provided that, if it acquires a conflicting interest within the meaning of Section 310 of the Trust Indenture Act, it must generally either eliminate that conflict or resign.

Wilmington Trust and/or certain of its affiliates have in the past and may in the future provide banking, investment and other services to us. A trustee under the Indenture may act as trustee under any of our other indentures.

Notices

Any notices required to be given to the holders of the notes will be given to DTC, and DTC will communicate these notices to DTC participants in accordance with its standard procedures.

International Offering

If specified in the applicable prospectus supplement, we may issue notes outside the United States. Those notes will be described in the applicable prospectus supplement. In connection with any offering outside the United States, we will designate paying agents, registrars or other agents with respect to the notes, as specified in the applicable prospectus supplement.

We will describe in the applicable prospectus supplement whether our notes issued outside the United States: (i) may be subject to certain selling restrictions; (ii) may be listed on one or more foreign stock exchanges; and (iii) may have special United States tax and other considerations applicable to an offering outside the United States.

Governing Law

The Indenture and the notes are governed by and will be construed in accordance with the laws of the State of New York.

Form, Denomination, Book-Entry Procedures and Transfers

General.  The notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 thereof. The notes will be issued on the issue date therefor only against payment in immediately available funds.

The notes initially will be represented by one or more permanent global certificates (which may be subdivided) in definitive fully registered form without interest coupons, referred to as the global notes. The global notes will be deposited with, or on behalf of, DTC and will be registered in the name of DTC or its nominee. Investors may hold their beneficial interests in a global note directly through DTC or indirectly through organizations which are participants in the DTC system.

Except as set forth in this prospectus, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below under “— Exchange of Book Entry Notes for Certificated Notes.” Transfer of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct and indirect participants, which may change from time to time.

Depositary Procedures.  The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them.

We do not take any responsibility for these operations and procedures and urge investors to contact the systems or their participants to directly discuss these matters. DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations, referred to as participants, and to facilitate the clearance and settlement of transactions in those securities between participants through electronic, computerized book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include both U.S. and non-U.S. securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to banks, securities brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly, referred to as indirect participants. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of participants and indirect participants.

DTC has advised us that, pursuant to procedures established by it:

•	upon deposit of the global notes, DTC will credit the accounts of participants designated by the underwriters with portions of the principal amount of the global notes; and
•	ownership of interests in the global notes will be shown on, and the transfer of ownership of the global notes will be effected only through, records maintained by DTC (with respect to participants) or by participants and indirect participants (with respect to other owners of beneficial interests in the global notes).

Upon issuance, a holder may hold its interests in the global notes directly through DTC if it is a participant, or indirectly through organizations that are participants or indirect participants. The depositaries, in turn, will hold interests in the notes in customers’ securities accounts in the depositaries’ names on the books of DTC.

All interests in a global note will be subject to the procedures and requirements of DTC. The laws of some jurisdictions require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to those persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global note to pledge its interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of its interests, may be affected by the lack of a physical certificate evidencing its interests. For certain other restrictions on the transferability of the notes, see “— Exchange of Book Entry Notes for Certificated Notes.”

Except as described below, owners of interests in the global notes will not have notes registered in their name, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

Payments on the global notes registered in the name of DTC, or its nominee, will be payable in immediately available funds by the Trustee (or the paying agent if other than the trustee) to DTC or its nominee in its capacity as the registered holder under the Indenture. We and the Trustee, as applicable, will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Neither the Trustee nor any agent thereof has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to, or payments made on account of, beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or
•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by participants and indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of participants or indirect participants and will not be the responsibility of DTC, the Trustee, as applicable, or us.

Neither we nor the Trustee will be liable for any delay by DTC or any of its participants or indirect participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Redemption notices shall be sent to DTC or its nominee.

Initial settlement for the notes will be made in immediately available funds. Any secondary market trading activity in interests in the global notes will settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will settle in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants who have an interest in DTC’s global notes in respect of the portion of the principal amount of the notes as to which the participant or participants has or have given direction. However, if an event of default exists under the Indenture, DTC reserves the right to exchange the global notes for notes in certificated form and to distribute the certificated notes to its participants.

We believe that the information in this section concerning DTC and its book-entry system has been obtained from reliable sources, but we do not take responsibility for the accuracy of this information. Although DTC will agree to the procedures described in this section to facilitate transfers of interests in the global notes among participants in DTC, DTC is not obligated to perform or to continue to perform these procedures, and these procedures may be discontinued at any time by giving reasonable notice. Neither we nor the Trustee will have any responsibility or liability for any aspect of the performance by DTC or its participants or indirect participants of any of their respective obligations under the rules and procedures governing their operations or for maintaining, supervising or reviewing any records relating to the global notes that are maintained by DTC or any of its participants or indirect participants.

Exchange of Book-Entry Notes for Certificated Notes

A global note is exchangeable for certificated notes in definitive, fully registered form without interest coupons if:

•	DTC notifies the Trustee that it is unwilling or unable to continue as depositary for the global notes and the Trustee fails to appoint a successor depositary within 90 days of receipt of DTC’s notice, or DTC has ceased to be a clearing agency registered under the Exchange Act and the Trustee fails to appoint a successor depositary within 90 days of becoming aware of this condition;
•	at our request, DTC notifies holders of the notes that they may utilize DTC’s procedures to cause the notes to be issued in certificated form, and such holders request such issuance; or
•	an event of default, or any event which after notice or lapse of time or both would be an event of default, exists under the Indenture and a request is made by DTC or one of its participants.

In addition, beneficial interests in a global note may be exchanged by or on behalf of DTC for certificated notes upon request by DTC, but only upon at least 20 days prior written notice given to the Trustee in accordance with DTC’s customary procedures. In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository in accordance with its customary procedures.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase AFC Common Stock or AFC Preferred Stock. We may offer warrants separately or together with one or more additional warrants, notes, AFC Preferred Stock or AFC Common Stock, or any combination of those securities in the form of units, as described in the appropriate prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants’ expiration date. We may issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement. The warrant agent would act solely as our agent in connection with the warrants of the series being offered and would not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The following description sets forth certain general terms and provisions of the warrants. The particular terms of the warrants offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the warrants, will be described in the related prospectus supplement. The following summaries of the warrants are not complete. We urge you to read the warrant agreement(s) that will be filed with the SEC and the description of the additional terms of the warrants included in the prospectus supplement. Accordingly, for a description of the terms of the warrants, reference must be made to the related prospectus supplement and warrant agreement(s) as well as to the following description.

The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;
•	the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants;
•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;
•	the price or prices at which the warrants will be issued;
•	the aggregate number of warrants;
•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;
•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;
•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;
•	if applicable, a discussion of the material federal income tax considerations applicable to the warrants;
•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;
•	the maximum or minimum number of warrants which may be exercised at any time;
•	whether the warrants are to be issued in registered or bearer form;
•	whether the warrants are extendible and the period or periods of such extendibility;
•	information with respect to book-entry procedures, if any;
•	the anti-dilution provision of the warrants, if any;
•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding-up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder thereof to purchase for cash the amount of shares of AFC Common Stock or AFC Preferred Stock at the exercise price as will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights of Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that holder’s warrant(s).

DESCRIPTION OF UNITS

We may issue units consisting of one or more notes or other securities, including AFC Common Stock, AFC Preferred Stock, warrants or any combination thereof, as described in a prospectus supplement.

The applicable prospectus supplement will describe:

•	the designation and the terms of the units and of the notes, AFC Preferred Stock, AFC Common Stock and warrants constituting the units, including whether and under what circumstances the securities comprising the units may be traded separately;
•	any additional terms of the governing unit agreement;
•	any additional provisions for the issuance, payment, settlement, transfer or exchange of the units or of the notes, AFC Preferred Stock, AFC Common Stock or warrants constituting the units; and
•	any applicable federal income tax consequences.

The terms and conditions described under “Description of Senior Notes due 2017,” “Description of Capital Stock,” “Description of Warrants” and those described below under “— Significant Provisions of the Unit Agreement” will apply to each unit and to any note, AFC Preferred Stock, AFC Common Stock or warrant included in each unit, respectively, unless otherwise specified in the applicable prospectus supplement.

We will issue the units under one or more unit agreements, each referred to as a unit agreement, to be entered into between us and a bank or trust company, as unit agent. We may issue units in one or more series, which will be described in a prospectus supplement. The following descriptions of material provisions and terms of the unit agreement and units are not complete. We urge you to read the unit agreement that will be filed with the SEC in connection with the offering of specific units for a full description, including the definition of some of the terms used in this prospectus and for other information regarding the units.

Significant Provisions of the Unit Agreement

The following terms and conditions of the unit agreement will apply to each unit and to any note, AFC Preferred Stock, AFC Common Stock or warrant included in each unit, respectively, unless otherwise specified in the applicable prospectus supplement:

Obligations of Unit Holder.  Under the terms of the unit agreement, each owner of a unit consents to and agrees to be bound by the terms of the unit agreement.

Assumption of Obligations by Transferee.  Upon the registration of transfer of a unit, the transferee will assume the obligations, if any, of the transferor under any security constituting that unit, and the transferor will be released from those obligations. Under the unit agreement, we consent to the transfer of these obligations to the transferee, to the assumption of these obligations by the transferee and to the release of the transferor, if the transfer is made in accordance with the provisions of the unit agreement.

Limitation on Actions by You as an Individual Holder.  No owner of any unit will have any right under the unit agreement to institute any action or proceeding at law or in equity or in bankruptcy or otherwise regarding the unit agreement, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official, unless the owner will have given written notice to the unit agent and to us of the occurrence and continuance of a default thereunder and in the case of an event of default under the notes or the Indenture, unless the procedures, including notice to us and the trustee, described in the Indenture have been complied with.

If these conditions have been satisfied, any owner of an affected unit may then, but only then, institute an action or proceeding.

Absence of Protections against All Potential Actions.  There are no covenants or other provisions in the unit agreement providing for a put right or increased interest or otherwise that would afford holders of units additional protection in the event of a recapitalization transaction, a change of control or a highly leveraged transaction.

Modification without Consent of Holders.  We and the unit agent may amend the unit agreement without the consent of the holders to:

•	cure any ambiguity;
•	correct or supplement any defective or inconsistent provision;
•	add to our covenants or the covenants of the unit agent;
•	change or eliminate any provisions of the unit agreement so long as no units are outstanding or the change does not affect any unit outstanding; or
•	amend the terms in any other manner which we may deem necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect.

Modification with Consent of Holders.  We and the unit agent, with the consent of the holders of not less than a majority of all series of outstanding units affected, voting as one class, may modify the rights of the holders of the units of each series so affected. However, we and the unit agent may not make any of the following modifications without the consent of the holder of each outstanding unit affected by the modification:

•	materially adversely affect the holders’ units or the terms of the unit agreement (other than terms related to the five clauses described above under “— Modification without Consent of Holders”); or
•	reduce the percentage of outstanding units the consent of whose owners is required for the modification of the provisions of the unit agreement (other than terms related to the five clauses described above under “— Modification without Consent of Holders”).

Modifications of any note included in units may only be made in accordance with the applicable indenture, as described under “Description of Senior Notes due 2017 — Modification of the Indenture.”

Consolidation, Merger or Sale of Assets.  The unit agreement provides that we will not consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of our properties and assets to any person or persons in a single transaction or through a series of transactions, unless:

•	we shall be the continuing person or, if we are not the continuing person, the resulting, surviving or transferee person, referred to as the Surviving Entity, is a company organized and existing under the laws of the United States or any State or territory;
•	the Surviving Entity will expressly assume all of our obligations under the unit agreement and will, if required by law to effectuate the assumption, execute supplemental indentures which will be delivered to the unit agent and will be in form and substance reasonably satisfactory to the trustees;
•	immediately after giving effect to such transaction or series of transactions on a pro forma basis, no default has occurred and is continuing; and
•	we or the Surviving Entity will have delivered to the unit agent an officers’ certificate and opinion of counsel stating that the transaction or series of transactions and a supplemental indenture, if any, complies with this covenant and that all conditions precedent in the applicable indenture relating to the transaction or series of transactions have been satisfied.

Replacement of Unit Certificates.  We will replace any mutilated certificate evidencing a unit at the expense of the holder upon surrender of that certificate to the unit agent. We will replace certificates that have been destroyed, lost or stolen at the expense of the holder upon delivery to us and the unit agent of evidence satisfactory to us and the unit agent of the destruction, loss or theft of the certificates. In the case of a destroyed, lost or stolen certificate, an indemnity satisfactory to the unit agent and to us may be required at the expense of the holder of the units evidenced by that certificate before a replacement will be issued.

The unit agreement provides that, notwithstanding the foregoing, no replacement certificate need be delivered:

•	during the period beginning 15 days before the day of mailing of a notice of redemption or of any other exercise of any right held by us with respect to the unit or any security constituting the unit evidenced by the mutilated, destroyed, lost or stolen certificate and ending on the day of the giving of that notice; or
•	if the mutilated, destroyed, lost or stolen certificate evidences any security selected or called for redemption or other exercise of a right held by us.

Unit Agreement Not Qualified under Trust Indenture Act.  The unit agreement will not be qualified as an indenture under, and the unit agent will not be required to qualify as a trustee under, the Trust Indenture Act. Accordingly, the holders of units will not have the benefits of the protections of the Trust Indenture Act. However, any note issued as part of a unit will be issued under the Indenture qualified under the Trust Indenture Act, and the Trustee will be qualified as a trustee under the Trust Indenture Act.

Title.  We, the unit agent, the applicable trustee and any of their agents will treat the registered owner of any unit as its owner, notwithstanding any notice to the contrary, for all purposes.

New York Law to Govern.  The unit agreement and the units will be governed by, and construed in accordance with, the laws of the State of New York.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Arnold & Porter LLP, New York, New York. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements of AFC as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Astoria Financial Corporation

$•

•% Senior Notes due 2017

Joint Book-Running Managers

Jefferies

Sandler O’Neill + Partners, L.P.

Co-Managers

Barclays

Evercore Partners

RBC Capital Markets

June •, 2012